As filed with the Securities and Exchange Commission on April 11, 2006
                                                     REGISTRATION NO. ___-______


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2

                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933

                        MAZAL PLANT PHARMACEUTICALS, INC.
                            (F/K/A AKID CORPORATION)
                 (Name of Small Business Issuer in its Charter)

  Nevada (formerly Colorado)            2834    20-3761221 (formerly 84-1493150)
--------------------------------------------------------------------------------
(State or other jurisdiction      (Primary Standard         (I.R.S. Employer
     of incorporation or      Industrial Classification     Identification No.)
        organization)               Code Number)

                              43 West 33rd Street
                               New York, NY 10001
                            (212) 695-3334 (Address,
                    including zip code, and telephone number,
        including area code, of registrant's principal executive offices)


                                Mechael Kanovsky
                             Chief Executive Officer
                        Mazal Plant Pharmaceuticals, Inc.
                         43 West 33rd Street, Suite 405
                               New York, NY 10001
                                 (212) 695-3334
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)


                          Copies of communications to:


                                  Sam Berkowitz
                                    Secretary
                        Mazal Plant Pharmaceuticals, Inc.
                         43 West 33rd Street, Suite 405
                               New York, NY 10001
                                 (212) 695-3334


Approximate date of commencement of proposed sale to the public: From time to time after the effectiveness of the registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

                                      AMOUNT TO BE      PROPOSED MAXIMUM     PROPOSED MAXIMUM
 TITLE OF EACH CLASS OF SECURITIES   REGISTERED (1)      OFFERING PRICE     AGGREGATE OFFERING        AMOUNT OF
         TO BE REGISTERED                                  PER SHARE               PRICE           REGISTRATION FEE
                                     ----------------  -------------------  --------------------  -------------------
Common Shares, $0.001 par value        10,000,000(2)   $      0.45           $    4,500,000       $       414
------------------------------------ ----------------  -------------------  --------------------  -------------------
Common Shares, $0.001 par value         7,429,500(3)   $      0.85           $  6,315,075(4)      $       581
------------------------------------ ----------------  -------------------  --------------------  -------------------
Common Shares, $0.001 par value         1,000,000(5)                         $    500,000(6)      $        46
------------------------------------ ----------------  -------------------  --------------------  -------------------
Total..........................        18,429,500                              11,315,075         $      1041
------------------------------------ ----------------  -------------------  --------------------  -------------------


(1) In the event of a stock split, stock dividend or similar transaction involving our common shares, the number of shares registered shall automatically be increased to cover the additional shares of common shares issuable pursuant to Rule 416 under the Securities Act of 1933, as amended.

(2) Represents shares of common stock offered directly to the public by us.

(3) Represents shares of common stock being registered by selling security holders.

(4) Stated for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. Such price has been computed based on the average of the high and low sales prices on the Pink Sheets for ordinary shares of Mazal within five business days of filing.

(5) Represents resale of shares of common stock issuable in connection with the exercise of the warrant. The warrant entitles the holder to purchase one share of common stock at any time until October 30, 2008 at an exercise price of $0.50 per share.

(6) Stated for the purpose of calculating the amount of the registration fee pursuant to Rule 457(g)(1) under the Securities Act of 1933. Such price has been computed based on the warrant exercise price of $0.50 per share.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED __________, 2006

The Registrant hereby amends this Registration Statement on such dates as may be necessary to delay its effective date until the Registrant files a further amendment which specifically states that this Registration Statement will thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement becomes effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SECURITY HOLDER MAY NOT SELL OR OFFER THESE SECURITIES UNTIL THIS REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.



                        MAZAL PLANT PHARMACEUTICALS, INC.
                        10,000,000 Shares of Common Stock
              7,429,500 Selling Stockholders Shares of Common Stock
                  1,000,000 Shares of Common Stock issuable in
                    connection with the exercise of a Warrant

The prospectus relates to: (1) the sale by us of up to 10,000,000 shares of common stock at a purchase price of $0.45 per share (Offering") and (2) to the registration for resale by certain selling security holders of the Company of up to 8,429,500 shares of common stock in connection with the registration for resale of (a) up to 7,429,500 shares of our common stock that were issued in various transactions exempt from registration under the Securities Act of 1933 ("Act") and (b) the registration for resale of up to 1,000,000 shares of our common stock which may be issued upon exercise of a warrant that was issued in a transaction exempt from registration.

This Offering is conditioned upon our raising at least $2,000,000. Until a minimum of $2,000,000 is raised by us by selling our common stock offered in this prospectus (the "Minimum Offering"), all payments for shares will be deposited into an escrow account at Bank Hapoalim New York. If $2,000,000 is not raised in this Offering, all payments deposited in the escrow account will be promptly refunded in full, without interest and without any deduction for expenses. Once $2,000,000 is raised in this Offering, all funds held in escrow will be released to us and we will continue to sell shares up to the maximum amount of 10,000,000 shares.


Upon the effectiveness of this prospectus:


The selling security holders may offer to resell shares of our common stock being registered in this prospectus from time to time at prevailing market prices at the time of sale .

   The trading symbol assigned to us by the Pink Sheets is MZPP.PK

The securities offered in this prospectus involve a high degree of risk. See "Risk Factors" beginning on page 5 of this prospectus to read about factors you should consider before buying shares of our common stock.

Neither the Securities Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



                  The date of this prospectus is _______, 2006

The following table of contents has been designed to help you find information contained in this prospectus. We encourage you to read the entire prospectus.

                                TABLE OF CONTENTS


PROSPECTUS SUMMARY                                                           3
RISK FACTORS                                                                 5
FORWARD-LOOKING STATEMENTS                                                   12
THE OFFERING                                                                 12
USE OF PROCEEEDS                                                             13
DETERMINATION OF OFFERING PRICE                                              13
SELLING SECURITY HOLDERS                                                     13
PLAN OF DISTRIBUTION                                                         16
LEGAL PROCEEDINGS                                                            22
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS
         AND CONTROL PERSONS                                                 22
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
         OWNERS AND MANAGEMENT                                               24
DESCRIPTION OF SECURITIES                                                    25
EXPERTS                                                                      27
INTEREST OF NAMED EXPERTS AND COUNSEL                                        27
DISCLOSURE OF COMMISSION POSITION OF
        INDEMNIFICATION FOR SECURITIES ACT LIABILITIES                       27
ORGANIZATION WITH THE LAST FIVE YEARS                                        28
DESCRIPTION OF BUSINESS                                                      29
DESCRIPTION OF PROPERTY                                                      36
MANAGEMENT'S DISCUSSION AND ANALYSIS
         OR PLAN OR OPERATION                                                36
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS                               38
MARKET FOR COMMON EQUITY AND RELATED
         STOCKHOLDER MATTERS                                                 39
EXECUTIVE COMPENSATION                                                       43
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE                                       44
FINANCIAL STATEMENTS                                                         F-1


As used in this prospectus, the terms "we", "us", "our" and "Mazal" means Mazal Plant Pharmaceuticals, Inc., a Nevada corporation, unless otherwise indicated. "Delaware Mazal" refers to our subsidiary, Mazal Plant Pharmaceuticals, Inc., a Delaware corporation.

                               PROSPECTUS SUMMARY

General

Although we are now a Nevada corporation, we were originally organized pursuant to the laws of the State of Colorado on April 9, 1998 under the name "Akid Corporation". Our only activity prior to June 6, 2005 had been attempts to locate and negotiate with a business entity for the merger of that target company into us. Our operations consisted solely of seeking merger or acquisition candidates, and we had no business operations or revenues. Our principal executive office is located at 43 West 33rd Street, Suite 405, New York, NY 10001, and our telephone number is (212) 695-3334.

On June 6, 2005, we underwent a change in control and substantially shifted the focus of our business. On June 6, 2005, a majority of our common stock was acquired by Advanced Plant Pharmaceuticals, Inc., a Delaware corporation, pursuant to the Share Exchange Agreement, dated May 2005, among Advanced Plant Pharmaceuticals, Inc., Akid Corporation, and James B. Wiegand, who was one of our principals at the time. Pursuant to the Share Exchange Agreement, we agreed to issue to Advanced Plant Pharmaceuticals, Inc. 20,000,000 shares of our common stock which represented 94.21 % of our issued and outstanding common stock. In exchange, Advanced Plant Pharmaceuticals, Inc. transferred to us 7,000,000 shares of the common stock of Mazal Plant Pharmaceuticals, Inc., a Delaware corporation (the "Delaware Mazal"), which represented 68.5% of the issued and outstanding shares of the Delaware Mazal. For accounting purposes, such transaction is characterized as a reverse merger between the Delaware Mazal and Mazal.

As a result of the closing of the Share Exchange Agreement, Advanced Plant Pharmaceuticals now holds a majority of the issued and outstanding shares of our common stock, and we hold all of the issued and outstanding shares of common stock of Delaware Mazal. James B. Wiegand, who had been serving as our sole director and officer since April 1998, resigned from his positions with us on June 6, 2005. On the same date as Mr. Wiegand's resignation, Mechael Kanovsky was elected to serve as director and as Chief Executive Officer and Sam Berkowitz was elected to serve as Secretary.

Since such change in control, we engage in the development, manufacture, and distribution of plant-based pharmaceutical drugs for the treatment of various human illnesses through our wholly owned subsidiary, the Delaware Mazal. Our only product currently under development is MAHDL-01, a plant based drug whose purpose is the improving of levels of cholesterol in the bloodstream and the prevention of cardiovascular diseases associated with improper cholesterol levels.

On April 8, 2005, the FDA consented to the Investigational New Drug application
(IND) that Mazal submitted for the Phase I/II clinical trials of MAHDL-01 (IND #72,040). Mazal is currently undergoing negotiations with several Clinical Research Organization (CROs) and medical facilities to conduct the Phase I/II trials.

On November 9, 2005, we changed our state of incorporation from Colorado to Nevada by the merger of Mazal with and into a wholly owned subsidiary we formed pursuant to the laws of Nevada under the name Mazal Plant Pharmaceuticals, Inc. As a result of such merger, our name was changed to Mazal Plant Pharmaceuticals, Inc., which is identical to the company name of the Delaware Mazal, in order to better reflect our business operations.


Number of Shares Being Offered

The prospectus relates to:


o The sale by us to the public of up to 10,000,000 shares of common stock at a price of $0.45 per share. We will offer the shares directly to the public through our employees, with the assistance of European American Securities Inc.(EASi), a broker registered with the NASD. Our employees will not receive any commissions in connection with the offer and sale of the shares under this prospectus, however we will pay selling commissions of 10% to EASi for its assistance in this Offering.

o The registration by certain of our selling security holders of up to 8,429,500 common shares comprised of the following: (a) up to 7,429,500 shares of our common stock that were issued in various transactions exempt from registration under the Securities Act of 1933 and (b) up to 1,000,000 shares of our common stock which may be issued upon exercise of a warrant that was issued in a transaction exempt from registration. The selling security holders plan to sell these shares from time to time in market transactions at prevailing market prices.



Number of Common Shares Outstanding


We have 35,081,000 shares of common stock outstanding as of January 16, 2006.


Use of Proceeds


We will receive proceeds from our sale of shares to the public under this prospectus, however, we will not receive any of the proceeds from the sale of the common shares being offered for sale by the selling security holders. However, we will receive proceeds from the resale of the warrant if and to the extent that the warrant is exercised. The proceeds we receive shall be used for the payment of costs and expenses we expect to incur in the conduct of human clinical trials of MAHDL-01 that must be conducted in order for MAHDL-01 to be approved by the United States Food and Drug Administration and any remaining amounts will be used as working capital.

Summary Financial Data

On June 6, 2005, we entered into a stock purchase agreement with Advanced Plant Pharmaceuticals, Inc., a Delaware corporation, to acquire 7,000,000 shares of the common stock of the Delaware Mazal, in exchange for 20,000,000 shares of our common stock. On June 6, 2005, we entered into a stock purchase agreement for the purchase of 3,130,000 shares of the outstanding shares of common stock of the Delaware Mazal from Gerry Gruenbaum, Barry Ginsburg, Avi Harris, Chaim Lieberman, David Liebeman, Sam Berkowitz and Mechael Kanovsky each an individual stockholder of Delaware Mazal, in exchange for 6,180,000 shares of our common stock. Each of Gerry Gruenbaum and Barry Ginsburg were provided with one share of our stock for each share of Delaware Mazal held by them. The other stockholders of Delaware Mazal swapped each of their Delaware Mazal shares in consideration for two of our shares. In connection with the merger with and into a wholly owned subsidiary we formed pursuant to the laws of Nevada under the name Mazal Plant Pharmaceuticals, Inc, the Delaware Mazal became our wholly owned subsidiary. Prior to the merger, we were a non-operating "shell" corporation. Pursuant to Securities and Exchange Commission rules, the merger of a private operating company into a non-operating public shell corporation, with nominal net assets is considered a capital transaction. At the time of the merger, our officers and directors resigned and were replaced with the officers and directors of the Delaware Mazal. For Financial Statement presentation, the merger has been reflected in the Financial Statements as though it occurred on December 31, 2004. The historical statements prior to December 31, 2004 are those of the Delaware Mazal. Since the merger is a recapitalization and not a business combination, pro forma information is not presented.

The following summary financial information for the period May 18, 2004 (inception) to September 30, 2005 includes balance sheet and statement of operations data from the audited annual consolidated financial statements from December 31, 2004 and the reviewed financial statements from September 30, 2005.

                        Mazal Plant Pharmaceuticals, Inc.

--------------------------- ------------------------- -------------------------
                            For the Period May 18,    For the Period May 18,
                            2004 (inception) to       2004 (inception) to
                            December 31, 2004         September 30, 2005
--------------------------- ------------------------- -------------------------
Statement of
Operations Data
--------------------------- ------------------------- -------------------------
Net Sales                   $-                        $-
--------------------------- ------------------------- -------------------------
Costs and Expenses          13,778                    497,513
--------------------------- ------------------------- -------------------------
Net Loss                    (13,778)                  (497,513)
--------------------------- ------------------------- -------------------------

--------------------------- ------------------------- -------------------------
Net Loss per share          $(0.01)                   $(0.02)
--------------------------- ------------------------- -------------------------

--------------------------- ------------------------- -------------------------
Balance Sheet Data
--------------------------- ------------------------- -------------------------
Total Assets                50,700                    56,440
--------------------------- ------------------------- -------------------------
Total Current Liabilities   12,733                    220,175
--------------------------- ------------------------- -------------------------
Total Liabilities           63,465                    220,175
--------------------------- ------------------------- -------------------------
Total Shareholders'         (12,765)                  $(163,735)
Deficit
--------------------------- ------------------------- -------------------------


--------------------------- ------------------------- -------------------------

                                  RISK FACTORS


An investment in our common shares must be considered highly speculative, generally because of the nature of our business and the general stage of its development. In addition to the usual risks associated with investment in a business, potential investors should carefully review the following factors together with the other information contained in this prospectus before making an investment decision. The risks described below are the material risks facing us. If any of the following risks actually occur, our business, financial condition and operating results could be materially affected.

GOING CONCERN

OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS HAVE EXPRESSED SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN AND IF WE FAIL TO PRODUCE REVENUES WE MAY FAIL IN OUR BUSINESS, CEASE OPERATIONS, AND YOU MAY LOSE YOUR ENTIRE INVESTMENT.

Our independent registered public accountants have reviewed our financial data and information and rendered a statement that they have substantial doubt about our ability to continue as a going concern for the following reasons:
      o we have limited financial resources and we have incurred net losses of $497,513 since inception;
      o     we have negative working capital of $214,435;
      o we have a stockholders` deficit of $163,735 as of September 30, ,2005; and
      o     our ability to obtain capital and operate successfully is uncertain.

RISKS RELATED TO THIS OFFERING

THE SALE OF SHARES UNDER THIS PROSPECTUS AND THE ISSUANCE OF ADDITIONAL SHARES THAT WE HAVE ALREADY AUTHORIZED MAY CAUSE OUR STOCK PRICE TO DROP, WILL DILUTE THE PERCENTAGE OF COMMON STOCK OWNED BY EACH OF OUR EXISTING STOCKHOLDERS AND MAY MAKE IT DIFFICULT FOR US TO RAISE FUNDS FROM THE SALE OF EQUITY SECURITIES.

We have 35,081,000 shares of common stock outstanding as of January 16, 2006.

The issuance of additional shares authorized by us


      o May cause our stock price to drop significantly below the offering price of stock under this prospectus;


      o     Will dilute the percentage ownership of our stockholders.

      o Any significant decrease in the price of our common stock could encourage short sales by the selling stockholders or others. Any such short sales could cause the market price of our common stock to decrease even further.


The issuance of additional shares authorized by us in the public market could materially impair our ability to raise capital through future offerings of our common stock because of low stock price and further dilution of existing stockholders. If we are unable to raise capital through offering of our common stock, we will be unable to finance future clinical and pre-clinical activities, which would have a serious negative impact on the future prospects of our business.

RISKS RELATED TO OUR BUSINESS

SINCE WE ARE AT AN EARLY STAGE OF DEVELOPMENT, WE HAVE NOT COMPLETED THE DEVELOPMENT OF ANY PRODUCT AND WE HAVE NOT BEGUN TO MARKET OR GENERATE REVENUES. WE DO NOT ANTICIPATE GENERATING ANY REVENUE IN THE FORESEEABLE FUTURE. IF WE ARE UNSUCCESSFUL IN COMPLETING THE DEVELOPING AND MARKETING OF OUR PRODUCTS, OUR SECURITIES WILL BE WORTHLESS.

We are at an early stage of development. Our operations to date have consisted primarily of developing and testing our MAHDL-01 product. MAHDL-01 will require significant additional clinical testing and investment prior to commercialization. A commitment of substantial resources by us and/or future collaborative partners to conduct time-consuming research and clinical trials will be required if we are to complete the development of MAHDL-01. We do not know if we will be able to complete these tasks. We do not expect MAHDL-01 to be commercially available for several years. Accordingly, we do not know if and when we will generate revenues from MAHDL-01. Because of these uncertainties, we might never generate enough revenue to allow shareholders to recoup and profit from their investment.

SINCE WE HAVE A HISTORY OF OPERATING LOSSES AND EXPECT EXPENSES AND LOSSES TO INCREASE IN THE NEAR TERM, WE DO NOT KNOW IF WE WILL EVER BECOME PROFITABLE OR THAT OUR INVESTORS WILL EVER RECOUP OR PROFIT FROM THEIR INVESTMENT IN OUR SHARES.

From the date of incorporation to September 30, 2005, our accumulated losses are $497,513. Since inception we have earned no revenues from the sale of any of our product candidates. We expect expenses and losses to increase in the near term as we fund research and development and general and administrative expenses. We expect to continue to incur substantial operating losses unless and until product sales and royalty payments generate sufficient revenues to fund continuing operations. As a result, investors might never recoup their investment or profit from their investment in our shares.

SINCE OUR SUCCESS IS DEPENDENT ON THE COMMENCEMENT AND COMPLETION OF CLINICAL TRIALS, REGULATORY APPROVAL AND INTRODUCTION OF OUR PRODUCTS INTO THE MARKET, AND SINCE WE HAVE COMPLETED NONE OF THE TASKS AT THIS TIME, WE DO NOT KNOW IF WE WILL BE ABLE TO COMPLETE THEM.

The actual timing of these events can vary dramatically due to factors such as delays or failures in our clinical trials, the uncertainties inherent in the regulatory approval process, and the inability to establish on favorable terms the collaborative partnerships that we plan to use for the completion of our clinical trials and the marketing and manufacturing of our product candidates. We might not be able to complete the clinical trials involving MAHDL-01, to make the necessary regulatory submissions, or to gain regulatory approvals necessary for marketing our products. Our failure to achieve these objectives will mean that investors will not be able to recoup their investment or to receive a profit on their investment.

WE WILL CONTINUE TO REQUIRE SUBSTANTIAL ADDITIONAL FUNDS FOR FURTHER RESEARCH AND DEVELOPMENT, PLANNED CLINICAL TRIALS AND REGULATORY APPROVALS. WE MIGHT NOT BE ABLE TO OBTAIN ADDITIONAL FUNDING ON ACCEPTABLE TERMS, IF AT ALL. WITHOUT ADDITIONAL FUNDING, WE WILL FAIL.

We will require substantial additional funds for further research and development, the conduct of our Phase I/II clinical trials for MAHDL-01 and regulatory approvals. Our planned cash requirements may vary materially in response to a number of factors, including research and development on our products, the progress of our Phase I/II clinical trials and the results of those trials, changes in any aspect of the regulatory process, and delays in obtaining regulatory approvals. We may seek further funding through public or private equity or debt financings, collaborative arrangements with pharmaceutical companies or from other sources. Further equity financings may substantially dilute shareholders' investment in our shares. If we cannot obtain the required additional funding, then investors will not be able to recoup their investment or to profit from their investment.

SINCE WE RELY SUBSTANTIALLY ON OUR ABILITY TO PATENT OUR INTELLECTUAL PROPERTY OR MAINTAIN OUR PROPRIETARY INFORMATION AS TRADE SECRETS IN DEVELOPING OUR PRODUCTS, OUR SUCCESS WILL DEPEND ON OUR ABILITY TO OBTAIN PATENTS, MAINTAIN TRADE SECRET PROTECTION AND OPERATE WITHOUT INFRINGING ON THE PROPRIETARY RIGHTS OF THIRD PARTIES OR PREVENTING THIRD PARTIES FROM CIRCUMVENTING OUR RIGHTS. AS DESCRIBED BELOW, THERE IS CONSIDERABLE UNCERTAINTY ABOUT OUR INTELLECTUAL PROPERTY RIGHTS. IF WE ARE UNSUCCESSFUL IN ESTABLISHING THE VALIDITY OF OUR INTELLECTUAL PROPERTY RIGHTS, WE WILL LIKELY FAIL AS A COMPANY AND OUR SECURITIES WILL BE WORTHLESS.

We have secured a U.S. patent in a version of MAHDL-01 known as Drug Formulation
1. Such patent will expire in 2013. In March 2005, we filed a U.S. patent application for another version of MAHDL-01, and such application is still pending. We also plan to file foreign patent applications. These steps we have taken and will continue to take to protect our intellectual property may not prevent the misappropriation of our proprietary information and technologies. The patent positions of biotechnology and pharmaceutical companies can be highly uncertain and involve complex legal and factual questions. We are uncertain whether:

      o any of our patent applications will result in the issuance of patents;

      o     we will develop additional proprietary products that are patentable;

      o the patent already issued to us will provide us with any competitive advantages;

      o we will be challenged by third parties on the validity of our patents;

      o     the patents of others will impede our ability to do business;

      o     third parties will be able to circumvent our patents;

      o third parties will independently develop similar products that will not infringe our products;

      o third parties will duplicate any of our products not covered by a patent; or

      o     third parties will design around our patents.

Since patent applications in the United States are maintained in secrecy until the patent is issued or foreign counterparts, if any, published and, since publication of discoveries in the scientific or patent literature often lag behind actual discoveries, we do not know if there are currently pending applications that would result in issued patents that would interfere with MAHDL-01. Moreover, we might have to participate in interference proceedings declared by the U.S. Patent and Trademark Office to determine priority of invention, which could result in substantial cost to us, even if the eventual outcome is favorable to us.

Much of our know-how and technology might not be patentable. To protect our rights, we require employees, consultants, advisors and collaborators to enter into confidentiality agreements. However, these agreements might not provide meaningful protection for trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure.

WE INTEND TO ENTER INTO VARIOUS ARRANGEMENTS WITH CORPORATE AND ACADEMIC COLLABORATORS, LICENSORS, LICENSEES AND OTHERS FOR THE RESEARCH, DEVELOPMENT, CLINICAL TESTING, MANUFACTURING, MARKETING AND COMMERCIALIZATION OF MAHDL-01. WE WILL NOT HAVE CONTROL OVER HOW THEY PERFORM THEIR CONTRACTUAL OBLIGATIONS. ACCORDINGLY, WE WILL SUFFER IF THEY DO NOT FULFILL THEIR CONTRACTUAL OBLIGATIONS.

We intend to enter into agreements to develop and commercialize MAHDL-01. We might not be able to establish collaborations on favorable terms, if at all, or that future collaborative arrangements will be successful. In addition, third party arrangements may require us to grant certain rights to third parties, including exclusive marketing rights to one or more products, or may have other terms that are burdensome to us.

These arrangements may place responsibility on these future collaborative partners for Phase III clinical trials, human clinical trials, the preparation and submission of applications for regulatory approval, or for marketing, sales and distribution support for product commercialization. These third parties might not fulfill their obligations in a manner which maximizes our revenues. These arrangements may also require us to transfer certain material rights or issue equity securities to corporate investors, licensees and others. If we license or sublicense our commercial rights to others we might realize reduced product revenue compared to our direct commercial exploitation. Moreover, we might not derive any revenue or profit from these arrangements.

In addition, we have no direct experience in marketing, sales or distribution, and we do not intend to develop a sales and marketing infrastructure to commercialize pharmaceutical products. If we develop products eligible for commercial sales, we intend to rely on third parties such as licensees, collaborators, joint venture partners or independent distributors to market and sell these products. We might not be able to obtain access to a marketing and sales force with sufficient technical expertise and distribution capability. We also will not be able to control the resources and effort that a third party will devote to marketing our product candidates. If we are unable to develop and maintain relationships with third parties with the necessary marketing and sales force, we may fail to gain market acceptance of our product candidates, and our revenues could be impaired.

WE DEPEND UPON OUR KEY PERSONNEL AND THEY WOULD BE DIFFICULT TO REPLACE.

We believe that our success will depend on the continued employment of our senior management team and key sales and technical personnel. If one or more members of our senior management team were unable or unwilling to continue in their present positions, our business would suffer.


RISKS RELATED TO OUR INDUSTRY

BECAUSE THE MANUFACTURE AND MARKETING OF HUMAN PHARMACEUTICAL PRODUCTS REQUIRES THE APPROVAL OF THE FOOD AND DRUG ADMINISTRATION IN THE UNITED STATES AND SIMILAR AGENCIES IN OTHER COUNTRIES, AND SINCE WE DO NOT YET HAVE SUCH APPROVAL, SHAREHOLDERS ARE AT RISK THAT WE WILL BE UNABLE TO SUCCESSFULLY DEVELOP AND MARKET OUR PRODUCTS. WE HAVE NOT YET ESTABLISHED THAT OUR PRODUCTS WILL BE SAFE AND EFFECTIVE THROUGH CLINICAL TRIALS.


The manufacture and marketing of human pharmaceutical products in the United States and other countries require the approval from the United States Food and Drug Administration and other similar foreign regulatory agencies. The process that our pharmaceutical product candidates must undergo to obtain these approvals includes preclinical testing and clinical trials to demonstrate safety and efficacy. For example, we are about to commence Phase I/II clinical trials for MAHDL-01. Such process is expensive and time consuming. Investors are at risk that we will be unable to successfully develop future products, prove safety and effectiveness in clinical trials, or receive applicable regulatory approvals.


REGULATORY AUTHORITIES HAVE THE POWER TO WITHDRAW A PREVIOUSLY APPROVED PRODUCT FROM THE MARKET UPON A CHANGE IN REGULATIONS OR UPON RECEIPT OF NEWLY DISCOVERED INFORMATION AND/OR REQUIRE ADDITIONAL, AND POTENTIALLY EXPENSIVE, ADDITIONAL TESTING. SINCE WE HAVE NO HISTORY WITH OUR PRODUCTS, WE MIGHT FACE SUCH NEWLY DISCOVERED INFORMATION THAT COMES TO LIGHT AFTER INITIAL APPROVAL OF OUR PRODUCTS.

Unanticipated changes in existing regulations or the adoption of new regulations could adversely affect the development, manufacture and marketing of our products. Since we have no operating history, ongoing government regulation could cause unexpected delays and adversely impact our business in areas where our inexperience might lead to failure in complying with applicable requirements. Such failure to comply might also result in criminal prosecution, civil penalties, recall or seizure of products, or partial or total suspension of production. Any of these penalties could delay or prevent the promotion, marketing or sale of our products. Furthermore, the laws, regulations, policies or current administrative practices of any governmental body, organization or regulatory agency in the United States or any other jurisdiction, might be changed, or applied or interpreted in a manner which will fundamentally alter the ability of us or our collaborative partners to develop, operate, export or market the products or services which we may provide. We do not have lobbying or other resources to affect the course of such changes. If such future changes have an adverse impact on our products or their manufacture and marketing, the likelihood of our success could be damaged.



IF OUR COMPETITORS SUCCEED IN DEVELOPING COMPETING PRODUCTS EARLIER THAN WE DO, IN OBTAINING REGULATORY APPROVALS FOR SUCH PRODUCTS MORE RAPIDLY THAN WE DO, OR IN DEVELOPING PRODUCTS THAT ARE MORE EFFECTIVE OR LESS EXPENSIVE THAN THE PRODUCTS WE DEVELOP, WE WILL HAVE DIFFICULTY COMPETING WITH THEM.

Since our competitors keep this type of information confidential, we do not know where they stand in developing competing products. As a result, we might be using our resources to develop products that will face such competition from our competitors and our products might not be successful in the marketplace. Our future success depends on our ability to timely identify new market trends and develop, introduce and support new and enhanced products on a successful and timely basis. We might not be successful in developing or introducing to the market our products. If we fail to develop and deploy new products on a successful and timely basis, we will be non-competitive and unable to recoup the research and development and other expenses we incur to develop and test new product candidates.


EVEN IF MAHDL-01 OR ANOTHER OF OUR PRODUCTS IS APPROVED FOR SALE BY THE REGULATORY AUTHORITIES, WE HAVE NOT YET DEMONSTRATED ANY MARKET ACCEPTANCE AND THE PRODUCT MIGHT NOT GAIN MARKET ACCEPTANCE AMONG PHYSICIANS, PATIENTS, HEALTHCARE PAYERS AND THE MEDICAL COMMUNITY.


The degree of market acceptance will depend on a number of factors, including:


      o     demonstration of the clinical efficacy and safety of each product;


      o     cost-effectiveness;

      o     potential advantage over alternative treatment methods;


      o the effectiveness of marketing and distribution support for each product; and


      o     reimbursement policies of government and third party payers.

If our product candidates do not achieve significant market acceptance, our business and financial condition will be materially adversely affected.

OUR SUCCESS MAY DEPEND IN PART ON THE EXTENT TO WHICH REIMBURSEMENT FOR THE COST OF OUR PRODUCTS WILL BE AVAILABLE FROM GOVERNMENT HEALTH ADMINISTRATION AUTHORITIES, PRIVATE HEALTH COVERAGE INSURERS AND OTHER ORGANIZATIONS, SINCE POTENTIAL CUSTOMERS MIGHT NOT USE OUR PRODUCTS IF SUCH REIMBURSEMENT IS NOT AVAILABLE.

At the present time, we have not established that such governmental authorities or non-governmental providers will reimburse physicians and patients for the use of our products. Recently, the prices of medical products and services have increasingly been examined and challenged by third parties and consumers of such products and services. We anticipate that new federal or state legislation will be proposed to attempt to provide broader and better health care and to manage and contain costs. Since we have not yet established reimbursement coverage, we face significant uncertainty as to the reimbursement status of newly approved health-care products and whether third party reimbursement will be available at price levels sufficient for us to realize our desired returns.

SINCE WE WILL BE ADMINISTERING OUR PRODUCTS IN HUMAN CLINICAL TRIALS AND THEREAFTER TO PATIENTS, WE WILL BE SUBJECT TO POTENTIAL PRODUCT LIABILITY RISKS WHICH ARE INHERENT IN THE TESTING, MANUFACTURING, MARKETING AND SALE OF THERAPEUTIC PRODUCTS.

Our clinical studies will include trials on humans. For example, the Phase I/II trials create a risk of liability for serious side effects to participants resulting from an adverse reaction to the products being tested or resulting from negligence or misconduct and the associated adverse publicity. We manage our liability risks by trying to follow proper protocols and through product liability insurance. We intend to purchase liability insurance for clinical trials at the time we begin such trials. Such insurance is expensive and difficult to obtain. In the future, insurance coverage might not be available to us on acceptable terms, if at all. If we are unable to obtain sufficient insurance coverage on reasonable terms or to otherwise protect against potential product liability claims we might not be able to commercialize our products. If we face a future product liability claim or a product withdrawal, we will suffer a material adverse effect on our financial condition.



                           FORWARD-LOOKING STATEMENTS


This prospectus contains forward-looking statements which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may", "should", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled "Risk Factors" on pages 4 to 12, that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.


                                  THE OFFERING


We are offering for sale to the public up to 10,000,000 shares of common stock at $0.45 per share. We will offer the shares directly to the public through our Chief Financial Officer, Mr. Simcha Edell, with the assistance of EASi, a broker-dealer under the Securities laws. Mr. Edell will not receive any commisions in connection with the offer and sale of the shares by us under this prospectus.

We also are registering for resale by certain of our selling security holders of up to 8,429,500 shares of common stock comprised of the following: (a) up to 7,429,500 shares of our common stock that were issued in various transactions exempt from registration under the Securities Act of 1933 and (b) up to 1,000,000 shares of our common stock which may be issued upon exercise of certain warrants that were issued in a transaction exempt from registration. The selling security holders may sell their common shares from time to time at prevailing market prices at the time of sale.

                                USE OF PROCEEDS

We plan to use the proceeds that we receive from the sale of our shares to the public for the following purposes:

      o We plan to use in excess of $1.5 million to finance the Phase I/II clinical trials of MAHDL-01 that must be conducted in order for MAHDL-01 to be approved by the United States Food and Drug Administration.
      o We plan to use approximately $350,000 to finance continued research and development.
      o We plan to pay approximately $350,000 of accrued, unpaid salaries to our officers and directors.
      o We plan to spend approximately $350,000 on legal, accounting and other professional services fees.
      o     We plan to use approximately $1.0 million as working capital.
      o     We plan to use up to $450,000 to pay selling commissions to EASi.
      o     We plan to use approximately $500,000 for new business acquisitions.

We will not receive any of the proceeds from the sale of the common shares to be sold from time to time by the selling security holders. However, we will receive gross proceeds of up to $500,000 from the exercise of the warrants if and to the extent that any of the warrants are exercised. Such proceeds will be used for general working capital purposes.

                         DETERMINATION OF OFFERING PRICE

The offering price for the common stock to be sold in this offering has been determined by our management. The price bears no relation to current income, revenue or other objective financial data. The factors used by our management to determine the offering price include the market potential for our products and the growing potential of foreign markets for our products.

                            SELLING SECURITY HOLDERS

The selling security holders may offer and sell, from time to time, any or all of the shares of common stock held by them and the common stock issuable to them upon exercise of the warrants. Because the selling security holders may offer all or only some portion of the 8,429,500common shares to be registered, no estimate can be given as to the amount or percentage of these common shares that will be held by the selling security holders upon termination of the offering.

The following table sets forth certain information regarding the beneficial ownership of common shares by the selling security holders as of January 16, 2006, and the number of common shares currently being registered. The number of shares in the table represents the number of common shares being registered by the selling security holder. To our knowledge, except for Malcolm Jennings, none of the selling security holders is a broker-dealer, or an affiliate of a broker-dealer. None of the selling security holders has any position, office or material relationship with us, except for James B. Wiegand, who was our President and a director from February 2003 until June 6, 2005, Sam Berkowitz, who is our Secretary, Mechael Kanovsky, who is our Chief Executive Officer and a director, Simcha Edell who is our Chief Financial Officer, Chaim Lieberman and David Lieberman who are employees of Mazal. Except as otherwise, indicated, all securities are owned directly.

                                            NUMBER OF
                                            SHARES
                                            ISSUABLE
                                            UPON         COMMON SHARES COMMON SHARES
                       COMMON SHARES        EXERCISE     BEING         BENEFICIALLY    PERCENTAGE OF
                       BENEFICIALLY         OF ALL OF    OFFERED IN    OWNED           CLASS OWNED
NAME OF SELLING        OWNED BEFORE         THE          THE           AFTER OFFERING  AFTER
SECURITY HOLDER        OFFERING (1)         WARRANTS     OFFERING (1)  (1)             OFFERING (2)
--------------------------------------------------------------------------------------------------------
Malcolm Jennings       2,457,896            0            2,457,896     0               0
--------------------------------------------------------------------------------------------------------
Leonard Cohen          120,000              0            120,000       0               0
--------------------------------------------------------------------------------------------------------
Debbie Gushlak.(8)     100,000              0            50,000        50,000          0.1
--------------------------------------------------------------------------------------------------------
Ronnie Yacov           600,000              0            60,000        540,000         1.5
--------------------------------------------------------------------------------------------------------
James B. Wiegand       625,000              0            50,000        575,000         1.6
--------------------------------------------------------------------------------------------------------
Max Gould              625,000              0            50,000        575,000         1.6
--------------------------------------------------------------------------------------------------------
Corporate Management
Services(9)            250,000                           25,000        225,000         0.6
--------------------------------------------------------------------------------------------------------
Chaim Lieberman        2,300,000(3)         0            1,000,000     1,300,000       3.7
--------------------------------------------------------------------------------------------------------
David Lieberman        1,800,000(4)         0            50,000        1,750,000       5.0
--------------------------------------------------------------------------------------------------------
Sam Berkowitz          1,800,000(5)         0            50,000        1,750,000       5.0
--------------------------------------------------------------------------------------------------------
Mechael Kanovsky       800,000(6)           0            50,000        750,000         2.1
--------------------------------------------------------------------------------------------------------
Luc Verelst(7)         1,625,000            1,000,000    2,625,000     0               0
--------------------------------------------------------------------------------------------------------
Simcha Edell (10)      75,000               0            75,000        0               0
--------------------------------------------------------------------------------------------------------
Chris Birts (11)       442,104                           442,104       0               0
--------------------------------------------------------------------------------------------------------
Rene Brezinger (11)    80,000               0            80,000        0               0
--------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------
Ray Dirks (11)         20,000               0            20,000        0               0
--------------------------------------------------------------------------------------------------------
First Southwest (11)   199,500              0            199,500       0               0
--------------------------------------------------------------------------------------------------------
Louk Jongen (11)       80,000               0            80,000        0               0
--------------------------------------------------------------------------------------------------------
Lanier Inc (11)        100,000              0            100,000       0               0
--------------------------------------------------------------------------------------------------------
Bernie Meier (11)      80,000               0            80,000        0               0
--------------------------------------------------------------------------------------------------------
Peter Mullen (11)      88,420                            88,420        0               0
--------------------------------------------------------------------------------------------------------
Richard Robbins (11)   40,000               0            40,000        0               0
--------------------------------------------------------------------------------------------------------
Nicloace Wace (11)     125,528              0            125,528       0               0

(1) The number of common shares listed as beneficially owned by such selling security holder represents the number of common shares currently owned. Assumes all of the common shares registered by the selling stockholders in this prospectus are sold by the selling stockholders.

(2) Based on 35,081,000 shares of common stock outstanding as of January 16, 2006.

(3) Chaim J. Lieberman received 2,300,000 shares of our common stock in consideration for his services rendered to our subsidiary, the Delaware Mazal, pursuant to an Employment Agreement, dated December 10, 2004, as amended on August 1, 2005, among Mr. Lieberman, us, and the Delaware Mazal.

(4) David Lieberman received 1,800,000 shares of our common stock in consideration for his services rendered to our subsidiary, the Delaware Mazal, pursuant to an Employment Agreement, dated December 10, 2004, as amended on August 1, 2005, among Mr. Lieberman, us, and the Delaware Mazal.

(5) Mr. Berkowitz, our Secretary, received 1,800,000 shares of our common stock pursuant to the Employment Agreement, dated December 10, 2004, as amended on August 1, 2005, among Mr. Berkowitz, Mazal, and our subsidiary, the Delaware Mazal, as compensation for his services rendered to the Delaware Mazal.

(6) Dr. Mechael Kanovsky, our Chief Executive Officer and a director, received 800,000 shares of our common stock in consideration for his services rendered to our subsidiary, the Delaware Mazal, pursuant to an Employment Agreement, dated December 10, 2004, as amended on August 1, 2005, among Dr. Kanovsky, us and the Delaware Mazal.

(7) Mr. Luc Verelest received 1,200,000 shares of our common stock and warrants to purchase 1,000,000 shares of our common stock at an exercise price of $0.50 in consideration for $300,000.

(8) Debbie Gushlak is the beneficial owner of Halcyon S.A.

(9) George Andrews and Joan Andrews are the beneficial owners of Corporate Management Services.

(10) Simcha Edell, our Chief Financial Officer, received 75,000 shares of our common stock in consideration for his services rendered to our subsidiary, the Delaware Mazal, pursuant to an Employment Agreement with Delaware Mazal, dated November 9, 2005.

(11) These shares were transferred to the selling stockholder by Malcolm
Jennings.

We may require the selling security holders to suspend the sales of the securities registered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading. We will file a post-effective amendment to this registration statement to reflect any material changes to this prospectus.

The shares being registered hereby by each of Messrs. Yacov, Wiegand, Gould and Corporate Management Services are subject to a lock-up agreement dated May 13, 2005 pursuant to which each of said persons agreed that it would not directly or indirectly sell, transfer, pledge, distribute or otherwise encumber their shares until May 13, 2006.


                              PLAN OF DISTRIBUTION


CURRENT MARKET FOR OUR SHARES

Our shares are currently traded on the Pink Sheets under the Symbol: MZPP.PK and are subject to the penny stock rules. Broker-dealers may be discouraged from effecting transactions in our shares because they will be considered penny stocks and will be subject to the penny stock rules. Rules 15g-1 through 15g-9 promulgated under the Securities Exchange Act of 1934, as amended, impose sales practice and disclosure requirements on NASD brokers-dealers who make a market in a "penny stock." A penny stock generally includes any non-NASDAQ equity security that has a market price of less than $5.00 per share. Under the penny stock regulations, a broker-dealer selling penny stock to anyone other than an established customer or "accredited investor" (generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser's written consent to the transaction prior to sale, unless the broker-dealer or the transactions is otherwise exempt. In addition, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities. Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer's account and information with respect to the limited market in penny stocks.

The additional sales practice and disclosure requirements imposed upon brokers-dealers may discourage broker-dealers from effecting transactions in our shares, which could severely limit the market liquidity of the shares and impede the sale of our shares in the secondary market, assuming one develops.

We have filed a Form 15c211 for the purpose of listing our shares on the OTC Bulletin Board, which is maintained by the National Association of Securities Dealers. Irrespective of whether our shares are traded on the OTC Bulleting Board a purchaser of our shares may not be able resell our shares, and our shares willl remain subject to the penny stock rules.


THE OFFERING WILL BE SOLD BY OUR CHIEF FINANCIAL OFFICER WITH THE ASSISTANCE OF EASI.

We are offering up to a total of 10,000,000 shares of common stock as a self-undertaken offering. The offering price is $0.45 per share.

Until a minimum of $2,000,000 is raised by us by selling our common stock offered in this prospectus (the "Minimum Offering"), all payments for shares will be deposited into an escrow account at Bank Hapoalim, New York. If $2,000,000 is not raised in this offering, all payments deposited in the escrow account will be promptly refunded in full, without interest and without any deduction for expenses. If $2,000,000 is raised in this offering, all funds held in escrow will be released to us and we will continue to sell shares up to the maximum amount of 10,000,000 shares.


The offering will be for a period of 90 business days from the effective date and may be extended for an additional 90 business days if we choose to do so. In our sole discretion, we have the right to terminate the offering at any time, even before we have sold the 10,000,000 shares. There are no specific events which might trigger our decision to terminate the offering.


We cannot assure you that all or any of the shares offered under this prospectus will be sold. No one has committed to purchase any of the shares offered. Therefore, we may only sell a nominal amount of shares and receive minimal proceeds from the offering. We reserve the right to withdraw or cancel this offering and to accept or reject any subscription in whole or in part, for any reason or for no reason. Subscriptions will be accepted or rejected promptly. All monies from rejected subscriptions will be returned by us to the subscriber, without interest or deductions.

Once accepted after the Minimum Offering is met, the funds will be deposited into an account maintained by us and be immediately available to us. There are no investor protections for the return of subscription funds once accepted. Once we receive the purchase price for the shares, we will be able to use the funds. Certificates for shares purchased will be issued and distributed by our transfer agent promptly after a subscription is accepted and "good funds" are received in our account.


We will sell the shares in this offering primarily through our Chief Financial Officer, Mr. Simcha Edell. Mr. Edell will receive no commission from the sale of Mazal shares by us nor will he register as a broker-dealer pursuant to Section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3(a)4-1. Rule 3(a)4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker-dealer. Our chief financial officer satisfies the requirements of Rule 3(a)4-1 in that:

      1. He is not subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation; and,
      2. He is not being paid commissions or other remuneration based either directly or indirectly on transactions in securities; and
      3. He is not, at the time of his participation, an associated person of a broker- dealer; and
      4. Mr. Edell meets the conditions of Paragraph (a)(4)(ii) of Rule 3(a)4-1 of the Exchange Act, in that he (A) primarily performs, or are intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) does not participate in selling and offering of securities for any issuer more than once every twelve (12) months other than in reliance on Paragraphs
            (a)(4)(i) or (a)(4)(iii).


As long as we satisfy all of these conditions, we are comfortable that we will be able to satisfy the requirements of Rule 3a4-1 of the Exchange Act notwithstanding that a portion of the proceeds from this offering will be used to pay the salaries of our officers.


As our Chief Financial Officer will sell the shares being offered pursuant to this offering, Regulation M prohibits the company and its officers and directors from certain types of trading activities during the time of distribution of our securities. Specifically, Regulation M prohibits our officers and directors from bidding for or purchasing any common stock or attempting to induce any other person to purchase any common stock, until the distribution of our securities pursuant to this offering has ended.

We intend to advertise and hold investment meetings in various states where the offering will be registered. We will also distribute the prospectus to potential investors at the meetings and to our friends and relatives who are interested in us and a possible investment in the offering.


We intend to pay accrued officer and director salaries on a pro rata basis as offering proceeds are raised. The use of proceeds to pay accrued salaries will not be linked in any way to any officer or director's success or failure in selling securities.

OFFERING PERIOD AND EXPIRATION DATE

This offering will commence on the effective date of this prospectus, as determined by the Securities and Exchange Commission and continue for a period of 90 business days. We may extend the offering for an additional 90 business days unless the offering is completed or otherwise terminated by us.

PROCEDURES FOR SUBSCRIBING

If you decide to subscribe for any shares in this offering, you must deliver a check or certified funds for acceptance or rejection. There are no minimum share purchase requirements for individual investors. All checks for subscriptions must be made payable to "Mazal Plant Pharmaceuticals, Inc." Upon receipt, all funds provided as subscriptions will be immediately deposited into our account and be available.

RIGHT TO REJECT SUBSCRIPTIONS

We maintain the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours of our having received them.

SELLING STOCKHOLDERS DISTRIBUTION


The selling security holders may, from time to time, sell all or a portion of the common shares on any market upon which the common shares may be listed or quoted (currently the Pink Sheets). Such sales may be at prevailing market prices at the time of sale. The common shares being registered for resale by this prospectus may be sold by the selling security holders by one or more of the following methods:


      (a) an exchange distribution in accordance with the rules of the applicable exchange;

      (b) ordinary brokerage transactions and transactions in which the broker solicits purchasers;

      (c) privately negotiated transactions;

      (d) market sales (both long and short to the extent permitted under the federal securities laws);


      (e) at the market to or through market makers or into an existing market for the shares; and

      (f) through transactions in options, swaps or other derivatives (whether exchange listed or otherwise).

In the event of the transfer by any of the selling security holders of its warrants or common shares to any pledgee, donee or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment in order to have the pledgee, donee or other transferee in place of the selling security holder who has transferred his, her or its shares.

In effecting resales, brokers and dealers engaged by the selling security holders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from a selling security holder or, if any of the broker-dealers act as an agent for the purchaser of such shares, from a purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with a selling security holder to sell a specified number of the common shares at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold common shares at the price required to fulfill the broker-dealer commitment to the selling security holder if such broker-dealer is unable to sell the shares on behalf of the selling security holder. Broker-dealers who acquire common shares as principal may thereafter resell the common shares from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares commissions as described above.


The selling security holders and any broker-dealers or agents that participate with the selling security holders in the sale of the common shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the common shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

From time to time, any of the selling security holders may pledge common shares pursuant to the margin provisions of customer agreements with brokers. Upon a default by a selling security holder, their broker may offer and sell the pledged common shares from time to time. Upon a sale of the common shares, the selling security holders intend to comply with the prospectus delivery requirements under the Securities Act by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act that may be required in the event any of the selling security holders defaults under any customer agreement with brokers.

To the extent required under the Securities Act, a post effective amendment to this registration statement will be filed disclosing the name of any broker-dealers, the number of common shares involved, the price at which the common shares is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and other facts material to the transaction.

We and the selling security holders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as a selling security holder is a distribution participant and we, under certain circumstances, may be a distribution participant, under Regulation M. All of the foregoing may affect the marketability of the common shares.

All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the common shares will be borne by the selling security holders, the purchasers participating in such transaction, or both.

Any common shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

BLUE SKY RESTRICTIONS ON RESALE


When a selling security holder wants to sell common shares under this registration statement, the selling security holders will also need to comply with state securities laws, also known as "Blue Sky laws," with regard to secondary sales. Many states, for example, have an exemption for secondary trading of securities registered under Section 12(g) of the Securities Exchange Act of 1934 or for securities of issuers that publish continuous disclosure of financial and non-financial information in a recognized securities manual, such as Standard & Poor's. The broker for a selling security holder will be able to advise a selling security holder which states our common shares is exempt from registration with that state for secondary sales.


Any person who purchases common shares from a selling security holder under this registration statement who then wants to sell such shares will also have to comply with Blue Sky laws regarding secondary sales.


When the registration statement becomes effective, and a selling security holder indicates in which state(s) he desires to sell his shares, we will be able to identify whether it will need to register or will rely on an exemption there from.

ADDITIONAL SEC AND NASD RESTRICTIONS

Because the market price of our common stock is less than $5.00 per share, our common stock is classified as a "penny stock." SEC Rules impose additional sales practice requirements on broker-dealers that recommend the purchase or sale of penny stocks to persons other than those who qualify as an "established customer" or an "accredited investor." This includes the requirement that a broker-dealer must make a determination that investments in penny stocks are suitable for the customer and must make special disclosures to the customer concerning the risks of penny stocks. Application of the penny stock rules to our common stock could adversely affect the market liquidity of the shares, which in turn may affect the ability of holders of shares of our common stock to resell the shares. As a result of the difficulty in selling our shares, investors may not be able to liquidate their shareholdings in our company as quickly as they might otherwise be able to do in more conventionally traded securities and therefore you may lose all or a significant portion of your investment in our company.

In addition to the "penny stock" rules described above, the NASD has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, the NASD believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The NASD requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may have the effect of reducing the level of trading activity in our common stock. As a result, fewer broker-dealers may be willing to make a market in our common stock, reducing a stockholder's ability to resell shares of our common stock

PENNY STOCK REGULATIONS

You should note that our common shares are a penny stock. The Securities and Exchange Commission has adopted Rule 15g-9 which generally defines "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors". The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common shares.

                                LEGAL PROCEEDINGS


There is no litigation or regulatory proceeding pending or threatened by or against us.


          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our directors, executive officers and other significant employees, their ages, positions held and duration each person has held that position, are as follows:


NAME                              POSITION                                   AGE
Dr. Mechael Kanovsky              Chief Executive Officer and Director       43

Sam Berkowitz                     Secretary                                  49

Simcha Edell                      Chief Financial Officer                    50

Chaim J. Lieberman                Significant Employee                       44

David Lieberman                   Significant Employee                       43

BUSINESS EXPERIENCE

The following is a brief account of the education and business experience of each director, executive officer and key employee during at least the past five years, indicating each person's principal occupation during the period, and the name and principal business of the organization by which he was employed.


DR. MECHAEL KANOVSKY is our Chief Executive Officer and Director since June 6, 2005. Since December 2004, he is also the part time President and director of Amazon Biotech, Inc. a development stage company that develops and markets pharmaceuticals for the HIV/ AIDS market. He obtained his Ph.D. in Molecular Biology from Mount Sinai School of Medicine, New York. Dr. Kanovsky worked as a research scientist with the Department of Pathology at the Brooklyn VA Hospital and at State University of New York from 1999 until August 2002. Dr. Kanovsky worked as a senior cancer researcher in the biotech industry for Gene Vectors Technologies, Israel from January 2003 until November 2003. From January 2004 until November 2004, Dr. Kanovsky was a consultant for Marantech Corp., a company in the business of researching, developing and exploiting technological applications for various electron-jumping compounds. He assisted Marantech in developing a cancer screening test.

MR. SAM BERKOWITZ has been working as Secretary at Mazal from December 2004 to present. Since 1996, Mr. Berkowitz has been the general and operating manager of Advanced Plant Pharmaceuticals, Inc., a Delaware corporation which developed and sells nutritional supplements. Mr. Berkowitz obtained his Bachelor of Arts Degree from Yeshiva University, New York.

MR. SIMCHA EDELL has been at Mazal from July 2005, and presently functions as CFO. From July 2003 until March 2005 he was CEO of Advanced Combat Systems Ltd., an Israeli company developing homeland security products. He was head of finance and business development in SightLine Technologies Inc., an Israeli firm developing medical devices, from January 2001 to April 2003 Inc. He obtained his B.Comm from the University of Toronto, and his MBA from York University.

MR. CHAIM J. LIEBERMAN has been an employee at Mazal from December 2004 to present. For the previous five years Mr. Lieberman has been a consultant to Advanced Plant Pharmaceuticals, Inc., a Delaware corporation which developed and sells nutritional supplements.

MR. DAVID LIEBERMAN has been an employee at Mazal from December 2004 to present. For the previous five years Mr. Lieberman was the president of Advanced Plant Pharmaceuticals, Inc., a Delaware corporation which developed and sells nutritional supplements.


Until the change in control of Mazal on June 6, 2005, our sole director and officer was James B. Wiegand. Mr. Wiegand resigned as a result of our change in control and not because of any disagreement with us. Each director and executive officer holds office until the next annual meeting of shareholders or until his successor has been duly elected and qualified. There are no family relationships among the persons described below.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists, as of January 16, 2006, the number of shares of our common stock beneficially owned by (i) each person or entity known to us to be the beneficial owner of more than 5% of the outstanding common stock; (ii) each of our officers and directors; and (iii) all of our officers and directors as a group. Information relating to beneficial ownership of common stock by our principal stockholders and management is based upon information furnished by each person using "beneficial ownership" concepts under the rules of the Securities and Exchange Commission. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

The percentages below are calculated based on 35,081,000 shares of common stock which we have authorized for issuance. Unless otherwise indicated, the business address of each such person is c/o Mazal Plant Pharmaceuticals, Inc., 43 West 33rd Street, New York, NY 10001.

--------------------------------------------------------------------------------
OFFICERS, DIRECTORS                        NUMBER                 BENEFICIAL
AND 5% STOCKHOLDERS                        OF SHARES              OWNERSHIP (%)
--------------------------------------------------------------------------------
Advanced Plant Pharmaceuticals, Inc.       20,000,000(1)*         57%
--------------------------------------------------------------------------------
Malcolm Jennings                           2,457,896 (6)          7%
--------------------------------------------------------------------------------
Sam Berkowitz                              1,800,000(2)*          5.1%
--------------------------------------------------------------------------------
Mechael Kanovksy                           800,000(3)*            2.2%
--------------------------------------------------------------------------------
Chaim J. Lieberman                         2,300,000(4)*          6.6%
--------------------------------------------------------------------------------
David Lieberman                            1,800,000(5)*          5.1%
--------------------------------------------------------------------------------
Simcha Edell                               75,000 (7)*            0.2%
--------------------------------------------------------------------------------
All directors and executive officers       2,675,000*             7.6%
 as a group (3 persons)
--------------------------------------------------------------------------------

(1) Pursuant to the Share Exchange Agreement, dated June 6, 2005, among Mazal, Advanced Plant Pharmaceuticals, Inc., and James Wiegand, Advanced Plant Pharmaceuticals, Inc. received a total of 20,000,000 shares of our common stock as consideration for its sale to us of its 7,000,000 shares of Mazal Plant Pharmaceuticals, Inc. The sole director of Advanced Plant Pharmaceuticals, Inc. is David Lieberman.

(2) Mr. Berkowitz received 1,800,000 shares of our common stock pursuant to the Employment Agreement, dated December 10, 2004, as amended on August 1, 2005, among Mr. Berkowitz, Mazal, and our subsidiary, the Delaware Mazal, as compensation for his services rendered to the Delaware Mazal.

(3) Dr. Kanovsky received shares of our common stock pursuant to the Employment Agreement, dated December 10, 2004, as amended on August 1, 2005, among Dr. Kanovsky, us, and our subsidiary, the Delaware Mazal. Pursuant to such employment agreement, Dr. Kanovsky is employed by the Delaware Mazal and received a total of 600,000 shares of our common stock. On December 19th, 2006, our Board of Directors issued an additional 100,000 shares of our common stock to Dr. Kanovsky as a performance bonus. On January 25th, 2006, our Board of Directors issued an additional 100,000 shares of our common stock to Dr. Kanovsky as a performance bonus in consideration for the acceptance of the IND by the FDA.

(4) Chaim J. Lieberman received 2,300,000 shares of our common stock in consideration for his services rendered to our subsidiary, the Delaware Mazal, pursuant to an Employment Agreement, dated December 10, 2004, as amended on August 1, 2005, among Mr. Lieberman, us, and the Delaware Mazal. Pursuant to such employment agreement, Mr. Lieberman is also entitled to receive 500,000 shares of our common stock each additional time that the Delaware Mazal receives an IND and 100,000 shares of our common stock each time that the Delaware Mazal receives a patent.

(5) David Lieberman received 1,800,000 shares of our common stock in consideration for his services rendered to our subsidiary, the Delaware Mazal, pursuant to an Employment Agreement, dated December 10, 2004, as amended on August 1, 2005, among Mr. Lieberman, us, and the Delaware Mazal.

(6) Malcolm Jennings's address is 1 Regent Street, London SW1Y4NS UK.

(7) Mr. Edell received 75,000 shares of our common stock in consideration for his services rendered to our subsidiary, the Delaware Mazal, pursuant to an Employment Agreement, dated November 9, 2005. Mr. Edell is entitled to an additional 75,000 shares of our common stock at the end of his first year of employment, as compensation for services rendered to Delaware Mazal. In addition, Mr. Edell is entitled to the issuance of additional 75,000 shares of our common stock upon our receipt of one million dollars in funding.

                           DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 100,000,000 shares of common stock, $0.001 par value and 1,000,000 shares of non-voting preferred stock, $0.001 par value. The following statements relating to the capital stock are summaries and do not purport to be complete.

COMMON STOCK

      Our Articles of Incorporation authorizes the issuance of 100,000,000 shares of common stock, $0.001 par value, as of January 16, 2006, 35,081,000 shares have been issued. Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of common stock do not have cumulative voting rights. Holders of common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available therefor. In the event of a liquidation, dissolution or winding up of Mazal, the holders of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities.

      Holders of common stock have no preemptive rights to purchase our common stock. There are no conversion or redemption rights or sinking fund provisions with respect to our common stock.

PREFERRED STOCK

      Our Articles of Incorporation authorizes the issuance of 1,000,000 shares of non-voting preferred stock, $0.001 par value, of which no shares have been issued. The Board of Directors is authorized to provide for the issuance of shares of preferred stock in series and, by filing a certificate pursuant to the applicable law of Nevada, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof without any further vote or action by the shareholder. Any shares of preferred stock so issued would have priority over the common stock with respect to dividend or liquidation rights. Any future issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of us without further action by the shareholder and may adversely affect the voting and other rights of the holders of common stock. At present, we have no plans to issue any preferred stock nor adopt any series, preferences or other classification of preferred stock.

      The issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable the holder to block such a transaction, or facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of the holders of the common stock. Although the Board of Directors is required to make any determination to issue such stock based on its judgment as to the best interests of our stockholders, the Board of Directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock. The Board of Directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or stock exchange rules. We have no present plans to issue any preferred stock.

WARRANTS

      On October 31, 2005, as part of a private placement transactions, we granted to Mr. Luc Verelst, one of our current investors, a warrant to purchase 1,000,000 shares of our common stock at $0.50 per share. This warrant is exercisable by Mr. Verelst until October 30, 2008. Mr. Verelst's warrant may be exercised for cash and we may receive up to $500,000 in gross proceeds from the exercise of this warrant. Except for this warrant and certain commitments to issue additional shares of our common stock upon the achievement of certain milestones pursuant to the employment agreements of Chaim J. Lieberman, Dr. Kanovsky and Simcha Edell, there are no outstanding options, other warrants, or rights to purchase any of our securities.

DIVIDENDS

      We do not expect to pay dividends. Dividends, if any, will be contingent upon our revenues and earnings, if any, capital requirements and financial conditions. The payment of dividends, if any, will be within the discretion of our Board of Directors. We presently intend to retain all earnings, if any, for use in its business operations and accordingly, the Board of Directors does not anticipate declaring any dividends in the foreseeable future.


                                     EXPERTS

The validity of the common stock offered in this Offering was passed upon for us by Steve Kronengold, Esq. Our financial statements for the period May 18, 2004 (inception) to December 31, 2004, appearing in this prospectus and this registration statement, and as included in Form 8-K/A filed on September 2, 2005, have been audited by Meyler & Company, LLC, independent auditors, as set forth in their report thereon, which contains an explanatory paragraph with respect to the uncertainty surrounding our ability to continue as a going concern, appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                      INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common shares was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

                          DISCLOSURE OF SEC POSITION OF
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our bylaws provide that directors and officers (and any person who acted at our request as an officer or director) shall be indemnified by us to the fullest extent authorized by the general corporate laws of Nevada, against all expenses and liabilities reasonably incurred in connection with services for us or on our behalf if:

      o     Such person acted in good faith with a view to our best interests;
            and

      o In the case of a monetary penalty in connection with a criminal or administrative action or proceeding, such person had reasonable grounds to believe that his or her conduct was lawful.

Insofar as indemnification for liabilities arising under the Securities Act might be permitted to directors, officers or persons controlling our company under the provisions described above, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                     ORGANIZATION WITHIN THE LAST FIVE YEARS


On December 7, 2005, we issued to James B. Wiegand 625,000 shares of our common stock in consideration for the services he rendered to us during his appointment as our Chief Executive Officer from 2003 to June 6, 2005.

On December 7, 2005, we issued to Max Gould 625,000 shares of our common stock in consideration for his prior services to us.

On June 30, 2005, we issued to Malcolm Jennings 3,800,000 shares of our common stock. In consideration, Mr. Jennings conveyed to us 1,900,000 shares of common stock of Delaware Mazal. The shares were issued under Regulation S promulgated by the Securities and Exchange Commission.

On June 6, 2005, we became contractually obligated to exchange 20,000,000 shares of our common stock for 7,000,000 shares of Delaware Mazal with Advanced Plant Pharmaceuticals, Inc. pursuant to the Share Exchange Agreement, dated June 6, 2005.


Advanced Plant Pharmaceuticals, Inc., our majority shareholder, is subleasing to us office space of approximately 2,500 square feet located at 43 West 33rd Street, New York, NY 10001 at a monthly rate of $750 pursuant to a one-year sublease.



On August 1, 2005, we authorized the issuance of and issued on January 5, 2006, 600,000 shares of our common stock to Dr. Mechael Kanovsky, our Chief Executive Officer and a director, in consideration for his services rendered to the Delaware Mazal, our subsidiary, pursuant to an Employment Agreement, dated December 10, 2004, as amended on August 1, 2005, among Dr. Kanovsky, us and the Delaware Mazal. On each of December 19, 2005 and January 25, 2006, we issued 100,000 shares of our common stock to Dr. Mechael Kanovsky as performance bonuses. Dr. Kanovsky is also entitled to receive an additional 100,000 shares of our common stock each time that the Delaware Mazal receives an IND or a patent. The shares were authorized to be issued under Section 4(2) of the Securities Act of 1933, as amended, and/or Regulation D promulgated by the Securities and Exchange Commission.

On August 1, 2005, we authorized the issuance of and issued on January 5, 2006, 1,800,000 shares of our common stock to Sam Berkowitz, our Secretary, in consideration for his services rendered to the Delaware Mazal, our subsidiary, pursuant to an Employment Agreement, dated December 10, 2004, as amended on August 1, 2005, among Mr. Berkowitz, us, and the Delaware Mazal. The shares were authorized to be issued under Section 4(2) of the Securities Act of 1933, as amended, and/or Regulation D promulgated by the Securities and Exchange Commission.

On August 1, 2005, we authorized the issuance of and issued thereafter 2,300,000 shares of our common stock to Chaim J. Lieberman in consideration for his services rendered to our subsidiary, Delaware Mazal, pursuant to an employment Agreement, dated December 10, 2004, as amended on August 1, 2005, among Mr. Lieberman, us, and Delaware Mazal.

On August 1, 2005, we authorized the issuance of and thereafter issued on January 5, 2006, 1,800,000 shares of our common stock to David Lieberman in consideration for his services rendered to our subsidiary, the Delaware Mazal, pursuant to an Employment Agreement, dated December 10, 2004, as amended on August 1, 2005, among Mr. Lieberman, us, and the Delaware Mazal.

On December 19, 2005, Mr. Edell received 75,000 shares of our common stock in consideration for his services rendered to our subsidiary, the Delaware Mazal, pursuant to an Employment Agreement, dated November 9, 2005. Mr. Edell is entitled to an additional 75,000 shares of our common stock at the end of his first year of employment, as compensation for services rendered to Delaware Mazal. In addition, Mr. Edell is entitled to the issuance of additional 75,000 shares of our common stock upon our receipt of one million dollars in funding.

On December 19, 2005, we issued to Malcolm Jennings 500,000 shares of our common stock pursuant to a Subscription Agreement dated May 2005. The shares were issued under Regulation S.

In February 2006, we issued to Mr. Malcolm Jennings 200,000 shares of our common stock in consideration for $50,000. The shares were issued under Regulation S promulgated by the Securities and Exchange Commission.

Other than as set forth above, none of the following parties has, during the last two years, had any material interest, direct or indirect, in any transaction with us or in any proposed transaction that has or will materially affect us:


      o     any of our directors or officers;

      o     any person proposed as a nominee for election as a director;


      o any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to our outstanding shares of common stock; or


      o any relative or spouse of any of the foregoing persons who has the same house as such person.



                             DESCRIPTION OF BUSINESS
Company History

We were originally organized under the laws of the State of Colorado on April 9, 1998. Our only activity prior to June 6, 2005 had been attempts to locate and negotiate with a business entity for the merger of that target company into the predecessor of Mazal. Our operations consisted solely of seeking merger or acquisition candidates, and we had no business operations or revenues.

On June 6, 2005, we underwent a change in control and adopted the current focus of our business, which is the development, manufacture and supply of plant based pharmaceuticals. We are dedicated to using whole plants in order to develop healthier natural pharmaceuticals for the treatment of human diseases.

As discussed above, on June 6, 2005, we acquired a majority interest in Delaware Mazal pursuant to the Share Exchange Agreement. On June 6, 2005, a majority of our common stock was acquired by Advanced Plant Pharmaceuticals, Inc., a Delaware corporation, pursuant to the Share Exchange Agreement, dated May 2005, among Advanced Plant Pharmaceuticals, Inc., Akid Corporation, and James B. Wiegand, who was one of our principals at the time. Pursuant to the Share Exchange Agreement, we agreed to issue to Advanced Plant Pharmaceuticals, Inc. 20,000,000 shares of our common stock which represented 94.21 % of our issued and outstanding common stock. In exchange, Advanced Plant Pharmaceuticals, Inc. transferred to us 7,000,000 shares of the common stock of Mazal Plant Pharmaceuticals, Inc., a Delaware corporation (the "Delaware Mazal"), which represented 68.5% of the issued and outstanding shares of the Delaware Mazal. For accounting purposes, such transaction is characterized as a reverse merger between the Delaware Mazal and us. Since such change in control, we, through Delaware Mazal, engage in the development, manufacture, and distribution of plant-based pharmaceutical drugs for the treatment of various human illnesses.


On November 9, 2005, we changed our state of incorporation from Colorado to Nevada by the merger of the Company with and into its wholly owned subsidiary, Mazal Plant Pharmaceuticals, Inc., a Nevada corporation. As a result of such merger, our name was changed to Mazal Plant Pharmaceuticals, Inc. in order to better reflect our business operations.


Principal Products and their Markets


The Company's lead drug candidate, MAHDL-01, is a drug designed to improve cholesterol levels in individuals with unbalanced cholesterol levels. We are also considering developing plant-based drugs for the treatment of diabetes and Alzheimer's disease. Independent research published in the scientific literature has documented a link between low HDL levels and an increased incidence of diabetes including that an increase in HDL levels lowers the risk of diabetes. Based on such literature, we are planning on conducting clinical studies with MAHDL-01 and with other versions of MAHDL-01 that are specifically designed to help combat diabetes. However, research into the company's drugs for diabetes is in its preclinical phases and further research depends on our capability in funding such research..


In addition, we intend to develop the capabilities necessary to become a world supplier of pharmaceutical-grade medicinal plants for the neutraceutical, homeopathic, and plant pharmaceutical markets.

MAHDL-01 is a drug consisting of various combinations of herbs. In order to understand how MAHDL-01 works, it is important to understand that cholesterol levels can be improved by either directly lowering bloodstream levels of low-density lipoprotein, also known as "LDL" or "bad" cholesterol, or by raising bloodstream levels of high-density lipoprotein, also known as "HDL" or "good" cholesterol. HDL extracts cholesterol particles from the cholesterol deposits attached to arterial walls and transports them to the liver, where they are disposed of by the body. HDL also interferes with the accumulation of LDL cholesterol deposits on the arterial walls. The risk of atherosclerosis and heart attacks in both men and women is strongly related to HDL levels. High HDL levels are associated with a lower risk. The lowering of levels of triglycerides in the bloodstream also has a positive effect on cholesterol levels. It is our hope that our MAHDL-01 drug balances cholesterol levels by improving the human body's metabolic processes that naturally improve cholesterol levels by both increasing HDL cholesterol levels and lowering triglyceride levels in the body.


There is a large potential market for a safe and effective treatment for elevated cholesterol levels. Cardiovascular diseases are among the leading causes of death worldwide, and high blood cholesterol (Hypercholesterolemia) is one of the major risk factors for heart disease. Elevated LDL cholesterol in the bloodstream collects on the walls of the arteries and causes the flow of blood to the heart to be blocked.

Distribution Methods of the Products


We are currently searching for opportunities to enter into a joint venture with a major pharmaceutical distribution company that already has the resources and capabilities required to distribute our products throughout the United States and internationally. Specifically, we are looking for a joint venturer who will provide the following services:

      o     Complete the development of MAHDL-01;
      o Submit the required documentation to the Food and Drug Administration and secure approval for MAHDL-01;
      o     Support MAHDL-01 with pre-launch, launch and ongoing marketing and support activities commensurate with the sales potential; and
      o     Dedicate and manage a sales force of sufficient numbers to maximize the international market potential for MAHDL-01


Such joint venturer can be either a branded pharmaceutical company (perhaps one with a drug whose patent rights are running out shortly) or, alternatively, one of the major pharmaceutical generic manufacturers looking for its own brand.


Initial Studies, IND, Phase I and Phase II clinical trials

Initial studies have shown a promising trend on cholesterol levels without major side effects therefore we applied for an IND from the FDA to do a Phase I/II clinical trial to prove efficacy.

An IND filed with the FDA with respect to MAHDL-01 is presently effective. The IND for MAHDL-01 was submitted on April 8, 2005, and approved on June 2, 2005. MAHDL-01 has been approved by the FDA for Phase I and Phase II clinical trials. The FDA made some comments and requests for additional information. These comments and requests do not have major implications for conducting the clinical trials.

The cost of conducting the Phase I/II trials is estimated to be between 1.0 and
1.6 million dollars. We are in negotiations with a number of CRO's and medical facilities and we cannot provide assurances as to the final cost of the Phase I/ II trials which will be known when we execute an agreement with a CRO. The currently planned study as approved in the IND is a Phase I/II study in 400 subjects. We are conducting quality control analysis of manufacturing suppliers and facilities. The Preclinical studies have not been conducted yet but may be later required by the FDA in line with the FDA's Guidance for Industry:
Botanical Drug Products (June 2004).


We estimate that the Phase I/II clinical trials will take one year from enrolment to analysis of all statistical data. The ingredients that make up MAHDL-01 are all from the GRAS (generally regarded as safe) list of the FDA. The company is inquiring as to the cost of clinical trial insurance for a drug that is made up wholly of GRAS ingredients.


Competition

Our product is designed to be a whole plant pharmaceutical attractive to the natural supplement marketplace. We are engaged in a rapidly changing field characterized by rapid technological change, new and improved product introductions, changes in regulatory requirements and evolving industry standards. Other products and therapies that will compete directly with the products that we are seeking to develop currently exist or are being developed. We expect competition from fully integrated pharmaceutical companies and more established companies to be intense and to increase. These companies have significantly greater financial resources and expertise in discovery and development, manufacturing, preclinical and clinical testing, obtaining regulatory approvals and marketing than we do. Many of our competitors have significant products that have been approved or are in development and operate large, well-funded discovery and development programs. Academic institutions, governmental agencies and other public and private research organizations also conduct research, seek patent protection and establish collaborative arrangements for therapeutic products and clinical development and marketing. We have none of these resources. In addition, we will face competition based on product efficacy and safety, the timing and scope of regulatory approvals, availability of supply, marketing and sales capability, reimbursement coverage, pricing and barriers from patent positions of larger companies. We do not have any experience in these areas at this time and therefore we are at a competitive disadvantage.


Currently, the most widely used drugs that reduce elevated LDL is a group of drugs known as Statins. Statins include atorvastatin (Lipitor), rosuvastatin (Crestor), simvastatin (Zocor), and pravastatin (Pravachol). However, we believe that we may have a competitive advantage over Statins because Statins have significant side effects, including abdominal pain, muscle inflammation and liver abnormalities. In addition, although these drugs lower LDL levels significantly, they do not appreciably affect HDL or triglyceride levels.


Many of the Statins are nearing the end of their patent protection and drug companies are scrambling to combine their statin drug with another drug in order to extend their patent protection. MAHDL can be a strong candidate, as it complements Statins by raising HDL levels while the Statins lower the LDL levels.

Niacin is the most widely used drug that is used for the purpose of raising HDL levels. However, up to 88% of patients experience flushing or hot flashes as a side effect of Niacin, and there are other side effects as well. Fibrates such as Lopid are successful in lowering triglycerides.

In addition, there are legions of natural dietary supplements sold as nutraceuticals that claim to lower cholesterol. These over-the-counter supplements range from fish oil (omega-3 fatty acids) to garlic, and from circumin (turmeric) and guggul (gum resin) to Chlorella (microalgae), cinnamon, calcium citrate, and pantethine (vitamin B-6), amongst others. The clinical effects of these dietary supplements are controversial, and for the most part are undocumented and unproven.


MAHDL can be marketed as a whole plant medicine, and attract that part of the marketplace interested in natural plant substances.

Once MAHDL has successfully passed Phase II clinical trials, we intend to form a strategic partnership for co-development and co-marketing with a major player in the market in order to maximize the sales opportunity for MAHDL. Specifically, we are looking for a partner who will help perform the following activities:

      o     Complete the development program;
      o Submit the required documentation to FDA and secure approval for the product;
      o Support the product with pre-launch, launch and ongoing marketing and support activities commensurate with the sales potential; and
      o Dedicate and manage a sales force of sufficient numbers to maximize the international market potential for MAHDL


Sources and Availability of Raw Materials; Names of Principal Suppliers


Active pharmaceutical ingredients and other materials and supplies that we use in our operations are generally available and purchased from many different foreign and domestic suppliers. We will outsource farming to existing producers according to our specifications. MAHDL-01 is to be manufactured using qualified raw material suppliers, outsourced powder facilities and a formulation plant, all working in compliance with good manufacturing practices. We have not finalized these operations as we are in negotiations with a quality control consultant to qualify these facilities.


Additionally, we maintain sufficient raw materials inventory and are developing the capability to farm many of the plants we use as raw materials. However, there is no guarantee that we will always have timely and sufficient access to a critical raw material or finished product. A prolonged interruption in the supply of a single-sourced active ingredient or finished product could cause our financial position and results of operations to be materially adversely affected.

Intellectual Property

We have secured a U.S. patent in a version of MAHDL-01 known as Drug Formulation
1. Such patent will expire in 2013. In March 2005, we filed a U.S. patent application for another version of MAHDL-01, and such application is still pending. There can be no assurance that the pending patent application will result in issued patents, that patents, trademarks or trade names issued to us will not be challenged or circumvented by competitors, or that such patents, trademarks or trade names will be found to be valid or sufficiently broad to protect our proprietary technology or to provide us with a competitive advantage.


Governmental Regulation

Our product is subject to extensive governmental regulation, including the Federal Food, Drug, and Cosmetic Act, as amended, the Public Health Service Act, also as amended, as well as other federal, state, and local statutes and regulations. These laws, and similar laws outside the U.S., govern the clinical and non-clinical testing, manufacture, safety, effectiveness, approval, labeling, distribution, sale, import, export, storage, record keeping, reporting, advertising and promotion of our products, if approved. Violations of regulatory requirements at any stage may result in various adverse consequences, including regulatory delay in approving or refusal to approve a product, enforcement actions, including withdrawal of approval, labeling restrictions, seizure of products, fines, injunctions and/or civil or criminal penalties. Any product that we develop must receive all relevant regulatory approvals or clearances before it may be marketed.

The regulatory process, which includes extensive pre-clinical testing and clinical trials of each clinical candidate to study its safety and efficacy, is uncertain, takes many years and requires the expenditure of substantial resources. We cannot assure you that the clinical trials of our product candidates under development will demonstrate the safety and efficacy of those product candidates to the extent necessary to obtain regulatory approval.

FOOD AND DRUG ADMINISTRATION


Our product is subject to regulation by the Food and Drug Administration (the "FDA") and other authorities. The activities required by the FDA before a product such as MAHDL-01 may be marketed in the United States are generally performed in the following sequential steps:


         1. Pre-clinical testing. This includes laboratory testing of our products in animals to determine safety, efficacy and potential toxicity. Pre-clinical studies must be conducted by laboratories that comply with FDA regulations regarding good laboratory practice.


         2. Submission to the FDA of an IND. The results of pre-clinical studies, together with manufacturing information, analytical data and proposed clinical trial protocols, are submitted to the FDA as part of an IND, which must become effective before the clinical trials can begin. Once the IND is filed, the FDA has 30 days to review it. The IND will automatically become effective 30 days after the FDA receives it, unless the FDA indicates prior to the end of the 30-day period that the proposed protocol raises concerns that must be resolved to the FDA's satisfaction before the trials may proceed. If the FDA raises concerns, we may be unable to resolve the proposed protocol to the FDA's approval in a timely fashion, if at all.

         3. Completion of clinical trials. Human clinical trials are necessary to seek approval for a new drug or biologic and typically involve a three-phase process. In Phase I, small clinical trials are generally conducted to determine the safety of the product. In Phase II, clinical trials are generally conducted to assess safety, acceptable dose, and gain preliminary evidence of the efficacy of the product. In Phase III, clinical trials are generally conducted to provide sufficient data for the statistically valid proof of safety and efficacy. Clinical trials must be conducted according to good clinical practices under protocols that detail the trial's objectives, inclusion and exclusion criteria, the parameters to be used to monitor safety and the efficacy criteria to be evaluated, and informed consent must be obtained from all study subjects. Each protocol must be submitted to the FDA as part of the IND. The FDA may impose a clinical hold on an ongoing clinical trial if, for example, safety concerns arise, in which case the study cannot recommence without FDA authorization under terms sanctioned by the agency. In addition, before a clinical trial can be initiated, each clinical site or hospital administering the product must have the protocol reviewed and approved by an independent institutional review board ("IRB"). The independent IRB will consider, among other things, ethical factors and the safety of human subjects. The independent IRB may require changes in a protocol, which may delay initiation or completion of a study. Phase I, Phase II or Phase III clinical trials may not be completed successfully within any specific period of time, if at all, with respect to any of our potential products. Furthermore, we, the FDA or an independent IRB may suspend a clinical trial at any time for various reasons, including a finding that the healthy individuals or the patients are being exposed to an unacceptable health risk.


         4. Submission to the FDA of a New Drug Application ("NDA"). After completion of clinical studies for a biologics product, a New Drug Application ("NDA") is submitted to the FDA for product marketing approval. No action can be taken to market any new drug or biologic product in the United States until the FDA has approved an appropriate marketing application.

         5. FDA review and approval of the NDA before the product is commercially sold or shipped. The results of pre-clinical studies and clinical trials and manufacturing information are submitted to the FDA in the form of an NDA for approval of the manufacture, marketing and commercial shipment of the product. The FDA may take a number of actions after the NDA is filed, including but not limited to, denying the NDA if applicable regulatory criteria are not satisfied, requiring additional clinical testing or information; or requiring post-market testing and surveillance to monitor the safety or efficacy of the product. Adverse events that are reported after marketing approval can result in additional limitations being placed on the product's use and, potentially, withdrawal of the product from the market. Any adverse event, either before or after marketing approval, can result in product liability claims against us.



MEDICAID AND MEDICARE


Medicaid, Medicare and other reimbursement legislation or programs govern reimbursement levels and require all pharmaceutical manufacturers to rebate a percentage of their revenues arising from Medicaid-reimbursed drug sales to individual states.

ENVIRONMENT

We believe that our operations comply in all material respects with applicable laws and regulations concerning the environment. While it is impossible to predict accurately the future costs associated with environmental compliance and potential remediation activities, compliance with environmental laws is not expected to require significant capital expenditures and has not had, and is not expected to have, a material adverse effect on our earnings or competitive position.

PRODUCT LIABILITY

The sale of pharmaceutical products can expose the manufacturer of such products to product liability claims by consumers. A product liability claim, if successful and in excess of our insurance coverage, if any, could have a material adverse effect on our financial condition.



OUR FACILITIES

We conduct our administration and clinical trials in our US offices and we conduct our research and product development in our Jerusalem office, as described below in "Description of Properties".

EMPLOYEES

We have 2 part-time employees in administration and 2 part-time employees in operations.



                             DESCRIPTION OF PROPERTY


We currently lease office space of approximately 2,500 square feet located at 43 West 33rd Street, New York, NY 10001 at a monthly rate of $750 pursuant to a one-year sublease from Advanced Plant Pharmaceuticals, Inc., our majority shareholder. We also lease office space of approximately 1,000 feet at Beit Offer Building, 5 Nahum Hefzadi Street, Jerusalem, Israel pursuant to a one-year sublease having a monthly rate of $1,200. Prior to June 6, 2005, we used office space in the home of our then President. We may need to expand our offices in Jerusalem if we choose to establish our own lab.



            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Plan of Operation.


We plan to commence with Phase I/II studies when we raise the full amount of funds needed to do the study. The trial itself should take about a year to complete with enrolment taking about 3 months, the trial itself taking 6 months, and analysis of the data and generation of a report an additional 3 months. The funding sources for the trial will be from investors. After we sign an agreement with a Clinical Research Organization (CRO) or another medical facility to conduct the trial, the amount of funding needed for the trial will be put in a separate escrow account and will be used specifically to pay for the trial. The cost of conducting the Phase I/II trials is estimated to be between 1.0 and 1.6 million dollars.

From May 18, 2004 (inception), through September 30, 2005, we had no operating revenues. Going forward, we intend to engage in the development and sale of plant-based pharmaceutical drugs through the Delaware Mazal.


Financial Condition and Results of Operation.


We had no operating revenues from May 18, 2004 (inception) through September 30, 2005. Total expenses during such period were $497, 513. Such expenses consisted primarily of salaries and professional fees.



Liquidity and Capital Resources


We currently do not have sufficient resources to finance our operations. As of September 30, 2005, we have negative working capital in an amount of $214,435. We need to raise additional capital, and are currently attempting to raise funds through the issuance of shares. While we will undertake best efforts to raise the capital necessary to fund our operations, there can be no assurances that we will be successful in these efforts.

In December 2004 and as amended in August 2005, the Company entered into five different employment contracts expiring between November 2006 and December 2006. The contracts provide for salaries ranging between $1,100 and $4,000 per month. Two of the contracts provide for a salary increase to $5,500 per month upon receipt of the first IND, and issuances of stock for the achievement of certain milestones.

GOING CONCERN CONSIDERATION

As shown in the accompanying financial statements, we have incurred net losses of $497,513 since inception, have no working capital, and a stockholders' deficit of $163,275 as of September 30, 2005. Management's plans include the raising of capital through the equity markets to fund future operations, seeking additional acquisitions, and the generating of revenue through its business. Failure to raise adequate capital and generate adequate sales revenues could result in our having to curtail or cease operations. Additionally, even if we do not raise sufficient capital to support our operating expenses and generate adequate revenues, there can be no assurances that the revenue will be sufficient to enable us to develop business to a level where it will generate profits and cash flows from operations. These matters raise substantial doubt about our ability to continue as a going concern. However, the accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should we be unable to continue as a going concern.

OFF-BALANCE SHEET ARRANGEMENTS

We have no off-balance sheet arrangements.





                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


On December 7, 2005, we issued to James B. Wiegand 625,000 shares of our common stock in consideration for the services he rendered to us regarding the merger during his appointment as our Chief Executive Officer from 2003 to June 6, 2005.

On December 7, 2005, we issued to Max Gould 625,000 shares of our common stock in consideration for his participation in the merger.

On June 30, 2005, we issued to Malcolm Jennings 3,800,000 shares of our common stock. In consideration, Mr. Jennings conveyed to us 1,900,000 shares of Delaware Mazal.

On June 6, 2005 we became contractually obligated to exchange with Advanced Plant Pharmaceuticals, Inc. pursuant to the Share Exchange Agreement 20,000,000 shares of our common stock for 7,000,000 shares of Delaware Mazal.

Advanced Plant Pharmaceuticals, Inc., our majority shareholder, is subleasing to us office space of approximately 2,500 square feet located at 43 West 33rd Street, New York, NY 10001 at a monthly rate of $750 pursuant to a one-year sublease.

On December 19, 2005, we issued 500,000 shares of our common stock to Malcolm Jennings pursuant to a Subscription Agreement dated May 2005.

On August 1, 2005, we authorized the issuance of and issued on January 5, 2006, 600,000 shares of our common stock to Dr. Mechael Kanovsky, our Chief Executive Officer and a director, in consideration for his services rendered to the Delaware Mazal, our subsidiary, pursuant to an Employment Agreement, dated December 10, 2004, as amended on August 1, 2005, among Dr. Kanovsky, us and the Delaware Mazal On each of December 19, 2005 and January 25, 2006, we issued 100,000 shares of our common stock to Dr. Mechael Kanovsky as performance bonuses. Dr. Kanovsky is also entitled to receive 100,000 shares of our common stock each time that we receive an IND or a patent for one of our products under development. The shares were authorized to be issued under Section 4(2) of the Securities Act of 1933, as amended, and/or Regulation D promulgated by the Securities and Exchange Commission.

On August 1, 2005, we authorized the issuance of and issued on January 5, 2006, 1,800,000 shares of our common stock to Sam Berkowitz, our Secretary, in consideration for his services rendered to the Delaware Mazal, our subsidiary, pursuant to an Employment Agreement, dated December 10, 2004, as amended on August 1, 2005, among Mr. Berkowitz, us, and the Delaware Mazal. The shares were authorized to be issued under Section 4(2) of the Securities Act of 1933, as amended, and/or Regulation D promulgated by the Securities and Exchange Commission.

On December 19, 2005, Mr. Edell received 75,000 shares of our common stock in consideration for his services rendered to our subsidiary, the Delaware Mazal, pursuant to an Employment Agreement, dated November 9, 2005. Mr. Edell is entitled to an additional 75,000 shares of our common stock at the end of his first year of employment, as compensation for services rendered to Delaware Mazal. In addition, Mr. Edell is entitled to the issuance of additional 75,000 shares of our common stock upon our receipt of one million dollars in funding.

On August 1, 2005, we authorized the issuance of and issued thereafter 2,300,000 shares of our common stock to Chaim J. Lieberman in consideration for his services rendered to our subsidiary, Delaware Mazal, pursuant to an employment Agreement, dated December 10, 2004, as amended on August 1, 2005, among Mr. Lieberman, us, and Delaware Mazal.

On August 1, 2005, we authorized the issuance of and thereafter issued on January 5, 2006, 1,800,000 shares of our common stock to David Lieberman in consideration for his services rendered to our subsidiary, the Delaware Mazal, pursuant to an Employment Agreement, dated December 10, 2004, as amended on August 1, 2005, among Mr. Lieberman, us, and the Delaware Mazal.

In February 2006, we issued to Mr. Malcolm Jennings 200,000 shares of our common stock in consideration for $50,000.


Other than as set forth above, none of the following parties has, during the last two years, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:


      o     any of our directors or officers;

      o     any person proposed as a nominee for election as a director;


      o any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to our outstanding shares of common stock; or


      o any relative or spouse of any of the foregoing persons who has the same house as such person.


            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

MARKET INFORMATION


Our stock is traded on the Pink Sheets under the symbol of MZPP.PK.

HOLDERS


On January 16, 2006, there were approximately 58 holders of record of our common stock.


DIVIDENDS

We have not declared or paid any cash dividends on our common stock nor do we anticipate paying any in the foreseeable future. Furthermore, we expect to retain any future earnings to finance our operations and expansion. The payment of cash dividends in the future will be at the discretion of our Board of Directors and will depend upon our earnings levels, capital requirements, any restrictive loan covenants and other factors the Board considers relevant.

WARRANTS OR OPTIONS


We have outstanding a warrant to purchase 1,000,000 shares of our common stock, which we issued on October 31, 2005 and such warrant is exercisable by Luc Verelst until October 30, 2008 at $0.50 per share. Except for the foregoing warrant, and pursuant to the employment agreements of Chaim J. Lieberman, Dr. Kanovsky and Simcha Edell, no warrants, options, or other securities convertible or exchangeable into equity securities were issued or outstanding as of December 31, 2004 or as of date of this prospectus.


EQUITY COMPENSATION PLANS

We currently have no equity compensation plans.


RECENT SALES OF UNREGISTERED SECURITIES; USE OF PROCEEDS FROM REGISTERED SECURITIES


On June 6, 2005, upon the consummation of the transactions contemplated by the Share Exchange Agreement, we became contractually obligated to issue 20,000,000 shares of common stock to Advanced Plant Pharmaceuticals, Inc., a Delaware corporation. In consideration for such issuance, we acquired from Advanced Plant Pharmaceuticals, Inc. its entire ownership interest in 7,000,000 shares of the common stock of Delaware Mazal, which represented 68.5% of the issued and outstanding shares of Delaware Mazal. The shares were issued under Section 4(2) of the Securities Act of 1933, as amended, and/or Regulation D promulgated by the Securities and Exchange Commission.


On June 6, 2005, we issued to Ronnie Yacov 600,000 shares of our common stock, as consideration for his finder services to us. We granted to the consultant piggy-back registration rights with respect to 60,000 of his shares. The shares were issued under Section 4(2) of the Securities Act of 1933, as amended, and/or Regulation D promulgated by the Securities and Exchange Commission.

On December 7, 2005, we issued to each of James B. Wiegand and Max Gould 625,000 shares of our common stock, as consideration for their consulting services provided to us during the merger. We granted to Mr. Wiegand and Mr. Gould piggy-back registration rights with respect to 50,000 of each of their shares. The shares were issued under Section 4(2) of the Securities Act of 1933, as amended, and/or Regulation D promulgated by the Securities and Exchange Commission.

On June 30, 2005, we issued to Malcolm Jennings 3,800,000 shares of our common stock. In consideration, Mr. Jenning's conveyed to us 1,900,000 shares of the Delaware Mazal that he previously owned. The shares were issued under Regulation S promulgated by the Securities and Exchange Commission.


On August 1, 2005, we authorized the issuance of and issued on January 5, 2006, 600,000 shares of our common stock to Dr. Mechael Kanovsky, our Chief Executive Officer and our sole director, in consideration for his employment services rendered to the Delaware Mazal, our subsidiary. The shares were authorized to be issued under Section 4(2) of the Securities Act of 1933, as amended, and/or Regulation D promulgated by the Securities and Exchange Commission.

On August 1, 2005, we authorized the issuance of and issued on January 5, 2006, 1,800,000 shares of our common stock to Sam Berkowitz, our Secretary, in consideration for his employment services rendered to the Delaware Mazal, our subsidiary. The shares were authorized to be issued under Section 4(2) of the Securities Act of 1933, as amended, and/or Regulation D promulgated by the Securities and Exchange Commission.

On August 1, 2005, we authorized the issuance to and thereafter issued to Chaim
J. Lieberman 2,300,000 shares of our common stock in consideration for his business development services rendered to the Delaware Mazal, our subsidiary. The shares were authorized to be issued under Section 4(2) of the Securities Act of 1933, as amended, and/or Regulation D promulgated by the Securities and Exchange Commission.

On August 1, 2005, we authorized the issuance to and thereafter issued on January 5, 2006, 1,800,000 shares of our common stock to David Lieberman in consideration for his services rendered to the Delaware Mazal, our subsidiary. The shares were issued under Section 4(2) of the Securities Act of 1933, as amended, and/or Regulation D promulgated by the Securities and Exchange Commission.


On August 1, 2005, we issued to Leonard Cohen 120,000 shares of our common stock. In consideration, Mr. Cohen conveyed to us 120,000 shares of Delaware Mazal that he previously owned. We granted to Mr. Cohen piggy-back registration rights with respect to 60,000 of his shares, meaning that we must include such shares in a registration statement that it may file with the Securities and Exchange Commission. The shares were issued under Regulation S promulgated by the Securities and Exchange Commission.

On August 1, 2005, we issued to Halcyon SA 50,000 shares of our common stock. In consideration, Halcyon SA conveyed to us 50,000 shares of the Delaware Mazal that it previously owned. The shares were issued under Regulation S promulgated by the Securities and Exchange Commission.


On September 13, 2005, we issued, to Performance Profiler Quarterly, pursuant to a publication agreement, as a review fee 400,000 shares of our common stock in consideration for services rendered by it in connection with the preparation and publication of an article relating to us. The shares were issued under Section 4(2) of the Securities Act of 1933, as amended, and/or Regulation D promulgated by the Securities and Exchange Commission.

On September 26, 2005, we issued to Imperial Consulting Network 200,000 shares of our common stock for services rendered by it in connection with the preparation and publication of an article relating to us. The shares were issued under Section 4(2) of the Securities Act of 1933, as amended, and/or Regulation D promulgated by the Securities and Exchange Commission.

On September 26, 2005, we issued to Golden Key 200,000 shares of our common stock for services rendered by it in connection with the preparation and publication of an article relating to us. The shares were issued under Section 4(2) of the Securities Act of 1933, as amended, and/or Regulation D promulgated by the Securities and Exchange Commission.

On October 31, 2005, we issued to Mr. Luc Verelest 1,200,000 shares of our common stock and warrants to purchase 1,000,000 shares of our common stock at an exercise price of $0.50 in consideration for $300,000. The shares were issued under Regulation S promulgated by the Securities and Exchange Commission.

On November 15, 2005, we issued to Yosef Tzairi 800,000 shares of our common stock for services provided to us. The shares were issued under Section 4(2) of the Securities Act of 1933, as amended, and/or Regulation D promulgated by the Securities and Exchange Commission.

On December 7, 2005, we issued to Corporate Management Services 250,000 shares of our common stock for services provided to us. The shares were issued under
Section 4(2) of the Securities Act of 1933, as amended, and/or Regulation D promulgated by the Securities and Exchange Commission.

On December 19, 2005, we issued to Simcha Edell 75,000 shares of our common stock for services provided to us. The shares were issued under Section 4(2) of the Securities Act of 1933, as amended, and/or Regulation D promulgated by the Securities and Exchange Commission.

On December 19, 2005, we issued to Mechael Kanovsky 100,000 shares of our common stock for services provided to us. The shares were issued under Section 4(2) of the Securities Act of 1933, as amended, and/or Regulation D promulgated by the Securities and Exchange Commission.

On December 19, 2005, we issued to Bernard Harris 40,000 shares of our common stock for services provided to us. The shares were issued under Section 4(2) of the Securities Act of 1933, as amended, and/or Regulation D promulgated by the Securities and Exchange Commission.

On December 19, 2005, we issued to Malcolm Jennings 500,000 shares of our common stock pursuant to a Share Exchange Agreement, dated July 2005. The shares were issued under Regulation S promulgated by the Securities and Exchange Commission.

On December 19, 2005, we issued to Leonard Cohen 120,000 shares of our common stock pursuant to a Share Exchange Agreement, dated July 2005. The shares were issued under Regulation S promulgated by the Securities and Exchange Commission.

On January 25, 2006, we issued 100,000 shares of our common stock to Dr. Mechael Kanovsky as a performance bonus. The shares were authorized to be issued under
Section 4(2) of the Securities Act of 1933, as amended, and/or Regulation D promulgated by the Securities and Exchange Commission.

In February 2006, we issued to Mr. Malcolm Jennings 200,000 shares of our common stock in consideration for $50,000. The shares were issued under Regulation S promulgated by the Securities and Exchange Commission.



PURCHASES OF EQUITY SECURITIES BY THE ISSUER AND AFFILIATED PURCHASERS

We made no purchases of our equity securities nor were any such purchases made by any purchaser affiliated with us.

OUR TRANSFER AGENT

We have appointed Manhattan Stock Transfer, with offices at P.O. Box 756, Miller Place, NY 11764, phone number, (631) 928-7655, facsimile: (631) 928-6171 as transfer agent for our common shares. The transfer agent is responsible for all record-keeping and administrative functions in connection with our common shares.

                             EXECUTIVE COMPENSATION


The following table presents all information regarding the compensation awarded to, earned by, or paid to Mazal's named executive offices for the fiscal year ended November 30, 2005 and during the last three fiscal years.




SUMMARY COMPENSATION TABLE

                                                             Long Term                         All Other
                                     Annual Compensation     Compensation Awards               Compensation ($)
                                                                                Securities
Name and                                                     Restricted Stock   Underlying
Principal Position          Year     Salary ($)  Bonus ($)   Awards ($)         Options (#)
------------------          ----     ----------  ---------   ----------         -----------
James B.
Wiegand                     2005       0         0           0                  0                    0
Chief Executive Officer     2004       0         0           0                  0                    0
                            2003       0         0           0                  0                    0

------------------------------ ------- ------------ ---------- ------------------ ------------------- -------
Mechael Kanovsky Chief
Executive Officer              2004                            $30                0                   0

                               2005    63,000                  $25,000
------------------------------ ------- ------------ ---------- ------------------ ------------------- -------
Sam Berkowitz
Secretary                      2005    $36,000                 90                 0                   0
------------------------------ ------- ------------ ---------- ------------------ ------------------- -------
Simcha Edell
CFO                            2005    $17,400                 18,750             0                   0
------------------------------ ------- ------------ ---------- ------------------ ------------------- -------

(1) Mr. Wiegand was our Chief Executive Officer and a director from 2003 through June 6, 2005, when he resigned as a result of the change in control of us. On December 7, 2005, Mr. Wiegand received 625,000 shares of our common stock in consideration for services he previously rendered to us.


(2) On June 6, 2005, Mechael Kanovsky replaced Mr. Wiegand as our Chief Executive Officer.

We did not grant any options to any employee or executive officer during the period May 18, 2004 (inception) to December 31, 2004 or as of November 22, 2005.


There are employment agreements between Delaware Mazal and Dr. Mechael Kanovsky, Sam Berkowitz and Simcha Edell.

Pursuant to the terms of the Employment Agreement, dated December 10, 2004, as amended on August 1, 2005, among Mechael Kanovsky, us, and the Delaware Mazal, Dr. Kanovsky was appointed as the President and Chief Executive Officer of the Delaware Mazal for 2 years commencing November 1, 2004. The base salary is $48,000 per year. In addition, Dr. Kanovsky received 800,000 shares of our common stock. Upon the receipt of each additional IND, Dr. Kanovsky shall receive an additional 100,000 shares of our common stock and upon the receipt of the first IND, his annual base salary shall be increased to $66,000. For each patent received by the Delaware Mazal, he shall receive an additional 100,000 shares of our common stock and if Mazal obtains a minimum of $2 million in funding or enters into a joint venture arrangement, the annual base salary shall increase to $83,400.

Pursuant to the terms of the Employment Agreement, dated December 10, 2004, as amended on August 1, 2005, among Mr. Berkowitz, us, and the Delaware Mazal, Mr. Berkowitz was appointed as the Secretary of the Delaware Mazal for 2 years commencing January 2, 2005. The base salary is $36,000 per year. As additional compensation, Mr. Berkowitz was issued 1,800,000 shares of our common stock.

Pursuant to the terms of the Employment Agreement dated November 9, 2005, between Mr. Edell and our subsidiary, the Delaware Mazal, Mr. Edell received 75,000 shares of our common stock. In addition, Mr. Edell is entitled to 75,000 shares of our common stock upon our receipt of one million dollars in funding, and another 75,000 shares of our common stock at the end of twelve months of employment with us, as compensation for his services rendered to Delaware Mazal. The base salary is $34,800, to be increased to $42,000 upon our receipt of at least one million dollars in funding.



           CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
                            AND FINANCIAL DISCLOSURE

On August 12, 2005, we dismissed Cordovano and Honeck LLP (the "Former Accountant") from serving as our principal independent accountants. On August 12, 2005, we retained Meyler & Co. (the "New Accountant") as our new principal independent accountants. The decision to change accountants was recommended and approved by our Board of Directors.

THE FORMER ACCOUNTANT

The reports of the Former Accountant on the financial statements for either of the past two fiscal years contained no adverse opinion or disclaimer of opinion, and were not qualified or modified as to audit scope, or accounting principles. The reports have been modified as to uncertainty as a going concern. In addition, during our two most recent fiscal years and through August 12, 2005, there were no disagreements with the Former Accountant on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of the Former Accountant, would have caused it to make reference to the subject matter of the disagreements in connection with its reports. None of the reportable events set forth in Item 304(a)(1)(iv)(B) of Regulation S-B occurred within our two most recent fiscal years nor through August 12, 2005.

We have provided the Former Accountant with a copy of this disclosure and has requested that the Former Accountant furnish it with a letter addressed to the U.S. Securities and Exchange Commission ("SEC") stating whether it agrees with the above statements, and if not, stating the respects in which it does not agree. A copy of the letter from the Former Accountant addressed to the SEC, dated August 12, 2005 is filed as Exhibit 16.1 to our Current Report on Form 8-K, dated August 12, 2005, filed on August 12, 2005.

THE NEW ACCOUNTANT

During our two most recent fiscal years and through August 12, 2005: (1) we did not consult the New Accountant regarding either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Registrant's financial statements;
(2) neither a written report nor oral advice was provided to the Registrant by the New Accountant that they concluded was an important factor considered by the Registrant in reaching a decision as to the accounting, auditing or financial reporting issue; and (3) we did not consult the New Accountant regarding any matter that was either the subject of a "disagreement" (as defined in Item 304(a)(1)(iv) of Regulation S-B and the related instructions) or any of the reportable events set forth in Item 304(a)(1)(iv)(B) of Regulation S-B.

                              FINANCIAL STATEMENTS




                         AKID CORPORATION AND SUBSIDIARY
                        (A DEVELOPMENT STAGE CORPORATION)


                          AUDITED FINANCIAL STATEMENTS

                                 FOR THE PERIOD

               MAY 18, 2004 (INCEPTION) THROUGH DECEMBER 31, 2004

                                       AND

                         UNAUDITED FINANCIAL STATEMENTS

                     FOR THE PERIOD ENDED SEPTEMBER 30, 2005


CONTENTS
--------------------------------------------------------------------------------

Audited Financial Statements for the Period May 18, 2004
(Inception) Through December 31, 2004                                 Page  F 2

         Report of Independent Registered Public Accounting Firm            F 2

         Consolidated Balance Sheet                                         F 3

         Consolidated Statement of Operations                               F 4

         Consolidated Statement of Cash Flows                               F 5

         Consolidated Statement of Stockholders' Deficit                    F 6

         Notes to Consolidated Financial Statements                         F 7

Unaudited Financial Statements for the Period Ended September 30 2005       F 11

          Consolidated Balance Sheet                                        F 11

         Consolidated Statement of Operations                               F 12

         Consolidated Statement of Cash Flows                               F 13

         Consolidated Statement of Stockholders' Deficit                    F 14


         Notes to Consolidated Financial Statements                         F 15

                              MEYLER & COMPANY, LLC
                          CERTIFIED PUBLIC ACCOUNTANTS
                                  ONE ARIN PARK
                                 1715 HIGHWAY 35
                              MIDDLETOWN, NJ 07748



             Report of Independent Registered Public Accounting Firm


To the Board of Directors
AKID Corporation


We have audited the accompanying consolidated balance sheet of AKID Corporation and Subsidiary as of December 31, 2004 and the related consolidated statements of operations, stockholders' deficit, and cash flows for the period May 18, 2004 (Inception) to December 31, 2004. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.


We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2004 and the results of its operations and its cash flows for the period May 18, 2004 (inception) to December 31, 2004 in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note A to the consolidated financial statements, the Company has incurred net losses of $15,438 since inception, has no working capital, a stockholders' deficit of $12,765 at December 31, 2004, and there are existing uncertain conditions the Company faces relative to its ability to obtain capital and operate successfully. These conditions raise substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters are also described in Note A. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.



                                                  /s/ Meyler & Company, LLC



Middletown, NJ
August 17, 2005

                         AKID CORPORATION AND SUBSIDIARY
                        (A DEVELOPMENT STAGE CORPORATION)


                           CONSOLIDATED BALANCE SHEET
                                December 31, 2004




                                     ASSETS

INTANGIBLE ASSETS                                                      $ 50,700
                                                                       --------
         Total Assets                                                  $ 50,700
                                                                       ========



                      LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
   Accrued expenses                                                    $    633
   Accrued salaries                                                      12,100
                                                                       --------
         Total Current Liabilities                                       12,733

LONG-TERM DEBT
   Due to Advanced Plant Pharmaceutical, Inc.                            50,732
STOCKHOLDERS' DEFICIT
    Preferred stock, no par value; authorized
     5,000,000 shares; none issued and outstanding
   Common stock authorized 20,000,000
     shares; no par value; issued and outstanding
      20,000,000 shares                                                   2,673
   Accumulated deficit                                                  (15,438)
                                                                       --------
         Total Stockholders' Deficit                                    (12,765)
                                                                       --------
         Total Liabilities and Stockholders' Deficit                   $ 50,700
                                                                       ========









                 See accompanying notes to financial statements.

                         AKID CORPORATION AND SUBSIDIARY
                        (A DEVELOPMENT STAGE CORPORATION)


                      CONSOLIDATED STATEMENT OF OPERATIONS
          For the Period May 18, 2004 (Inception) to December 31, 2004






COSTS AND EXPENSES
   Operating expenses                                              $     13,466
   Stock based compensation                                                 312
                                                                   ------------
         Total Costs and Expenses                                        13,778
                                                                   ------------

NET LOSS                                                           $    (13,778)
                                                                   ============

NET LOSS PER COMMON SHARE
   (BASIC AND DILUTED)
                                                                   $      (0.01)
                                                                   ============
WEIGHTED AVERAGE COMMON
   SHARES OUTSTANDING                                                27,410,000
                                                                   ============




















                 See accompanying notes to financial statements.

                         AKID CORPORATION AND SUBSIDIARY
                        (A DEVELOPMENT STAGE CORPORATION)


                      CONSOLIDATED STATEMENT OF CASH FLOWS
          For the Period May 18, 2004 (Inception) to December 31, 2004





CASH FLOWS FROM OPERATING ACTIVITIES
   Net loss                                                            $(13,778)
   Adjustments to reconcile net loss to cash flows used
     in operating activities:
       Stock based compensation                                             312
       Accrued expenses                                                     633
       Accrued salaries                                                  12,100
                                                                       --------

           Net Cash Flows Used in Operating Activities                     (733)
                                                                       --------

CASH FLOWS FROM FINANCING ACTIVITIES
   Advances from Advanced Plant Pharmaceutical, Inc.                        733
                                                                       --------
           Net Cash Flows provided by Financing Activities                  733
                                                                       --------

INCREASE (DECREASE) IN CASH

CASH, BEGINNING OF PERIOD
                                                                       --------

CASH, END OF PERIOD                                                    $
                                                                       ========




SUPPLEMENTAL CASH FLOW INFORMATION:
   Amount due to Advanced Plant Pharmaceutical, Inc.
     for technology rights                                             $ 50,000
                                                                       ========

   Issuance of common stock for technology rights                      $    700
                                                                       ========












                 See accompanying notes to financial statements.

                         AKID CORPORATION AND SUBSIDIARY
                        (A DEVELOPMENT STAGE CORPORATION)


                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT
          For the Period May 18, 2004 (Inception) to December 31, 2004



                                               Common Stock        Additional                       Total
                                         ---------------------      Paid in         Accumulated  Stockholders'
                                           Shares       Amount      Capital           Deficit       Deficit
                                         --------------------------------------------------------------------
Mazal Plant Pharmaceuticals, Inc.        10,130,000     $1,013                                   $   1,013
                                         ----------     ------                                   ----------
   Total Mazal Plant Pharmaceuticals,
      Inc. prior to reverse merger       10,130,000      1,013                                       1,013
Reverse Merger
   Merger with AKID Corporation
     Cancellation of Mazal Plant
     Pharmaceuticals, Inc. common
     stock                              (10,130,000)    (1,013)     $   1,013
   Equity of AKID Corporation             1,230,000      2,673         25,840        $(28,513)
   Issuance of 20,000,000 shares
     in exchange for 7,000,000 shares
     of Mazal                            20,000,000
   Issuance of 6,180,000 shares in
     exchange for 3,130,000 shares
     of Mazal                             6,180,000
   Capitalization of AKID net loss                                    (26,853)         26,853
Net loss for the period May 18, 2004
   (inception) to December 31, 2004                                                   (13,778)     (13,778)
                                         ----------     ------  -------------       ---------    ---------
Balance, December 31, 2004               27,410,000     $2,673  $                   $ (15,438)   $ (12,765)
                                         ==========     ======  =============       =========    =========








                 See accompanying notes to financial statements.

                         AKID CORPORATION AND SUBSIDIARY
                        (A DEVELOPMENT STAGE CORPORATION)


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2004



NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

           Nature of Business


           Mazal Plant Pharmaceutical, Inc. (the "Company") has the technology rights to develop, manufacture and distribute three products, specifically, plant based compositions designed to treat elevated cholesterol, leukemia and Alzheimer 's disease.


           Reverse Merger


           On June 6, 2005, AKID Corporation (hereafter referred to as "AKID") entered into a stock exchange agreement with Advanced Plant Pharmaceuticals, Inc. ("APPI") to acquire 7,000,000 shares of the Company's common stock in exchange for 20,000,000 shares of AKID common stock. AKID also acquired 3,130,000 shares of the company's outstanding shares in exchange for 6,180,000 shares of its common stock. In connection with the merger, the company became a wholly owned subsidiary of AKID. Prior to the merger, AKID was a non-operating "shell" corporation. Pursuant to Securities and Exchange Commission rules, the merger of a private operating company Mazal Plant Pharmaceutical, Inc. into a non-operating public shell corporation, with nominal net assets, is considered a capital transaction. At the time of the merger, the officers and directors of AKID resigned and were replaced with the officers and directors of the Company. For Financial Statement presentation, the merger has been reflected in the Financial Statements as though it occurred on December 31, 2004. The historical statements prior to December 31, 2004 are those of Mazal Plant Pharmaceutical, Inc. Since the merger is a recapitalization and not a business combination, pro forma information is not presented.


           Going Concern

           As shown in the accompanying financial statements, the Company has incurred net losses of $15,438 since inception, has no working capital, and a stockholders' deficit of $12,765 at December 31, 2004. Management's plans include the raising of capital through the equity markets to fund future operations, seeking additional acquisitions, and the generating of revenue through its business. Failure to raise adequate capital and generate adequate sales revenues could result in the Company having to curtail or cease operations. Additionally, even if the Company does raise sufficient capital to support its operating expenses and generate adequate revenues, there can be no assurances that the revenue will be sufficient to enable it to develop business to a level where it will generate profits and cash flows from operations. These matters raise substantial doubt about the Company's ability to continue as a going concern. However, the accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

           Cash Equivalents

           For purposes of reporting cash flows, cash equivalents include investment instruments purchased with a maturity of three months or less.

                         AKID CORPORATION AND SUBSIDIARY
                        (A DEVELOPMENT STAGE CORPORATION)



                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2004

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

           Use of Estimates

           The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

           Net Loss Per Common Share

           The Company computes per share amounts in accordance with Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share". SFAS No. 128 requires presentation of basic and diluted EPS. Basic EPS is computed by dividing the income (loss) available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS is based on the weighted-average number of shares of common stock and common stock equivalents outstanding during the period.

           Consolidated Financial Statements

           The consolidated financial statements include the Company and its wholly owned subsidiary. All significant intercompany transactions and balances have been eliminated in consolidation.

           Stock-Based Compensation

           SFAS No. 123, "Accounting for Stock-Based Compensation" prescribes accounting and reporting standards for all stock-based compensation plans, including employee stock options, restricted stock, employee stock purchase plans and stock appreciation rights. SFAS No. 123 requires employee compensation expense to be recorded (1) using the fair value method or (2) using the intrinsic value method as prescribed by accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations with pro forma disclosure of what net income and earnings per share would have been if the Company adopted the fair value method. The Company accounts for employee stock based compensation in accordance with the provisions of APB 25. For non-employee options and warrants, the company uses the fair value method as prescribed in SFAS 123.

           Business Combinations and Goodwill

           In July 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "Business Combinations". SFAS No. 141 requires the purchase method of accounting for business combinations initiated after June 30, 2001 and eliminates the pooling-of-interests method.

           In July 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets", which the Company adopted during 2004. SFAS No. 142 requires, among other things, the discontinuance of goodwill amortization. In addition, the standard includes provisions for the reclassification of certain existing recognized intangibles as goodwill, reassessment of the useful lives of existing recognized intangibles, reclassification of certain intangibles out of previously reported goodwill and the identification of reporting units for purposes of assessing potential future impairment of goodwill.

                         AKID CORPORATION AND SUBSIDIARY
                        (A DEVELOPMENT STAGE CORPORATION)


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2004


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

           Business Combinations and Goodwill (Continued)

           In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". SFAS No. 144 changes the accounting for long-lived assets to be held and used by eliminating the requirement to allocate goodwill to long-lived assets to be tested for impairment, by providing a probability weighted cash flow estimation approach to deal with situations in which alternative courses of action to recover the carrying amount of possible future cash flows and by establishing a primary-asset approach to determine the cash flow estimation period for a group of assets and liabilities that represents the unit of accounting for long-lived assets to be held and used. SFAS No. 144 changes the accounting for long-lived assets to be disposed of other than by sale by requiring that the depreciable life of a long-lived asset to be abandoned be revised to reflect a shortened useful life and by requiring the impairment loss to be recognized at the date a long-lived asset is exchanged for a similar productive asset or distributed to owners in a spin-off if the carrying amount of the asset exceeds its fair value. SFAS No 144 changes the accounting for long-lived assets to be disposed of by sale by requiring that discontinued operations no longer be recognized at a net realizable value basis (but at the lower of carrying amount or fair value less costs to sell), by eliminating the recognition of future operating losses of discontinued components before they occur, and by broadening the presentation of discontinued operations in the income statement to include a component of an entity rather than a segment of a business. A component of an entity comprises operations and cash flows that can be clearly distinguished operationally, and for financial reporting purposes, from the rest of the entity.

NOTE B - TECHNOLOGY RIGHTS

           The technology rights include the rights to develop, manufacture, and distribute plant based compositions designed to treat elevated cholesterol, leukemia, and Alzheimer's disease. The Company acquired these rights from Advanced Plant Pharmaceuticals, Inc. (hereafter referred to as "APPI") for stock and a note payable aggregating $50,700. APPI is deemed to be an affiliate of the Company.

NOTE C - RELATED PARTY TRANSACTIONS

           The Company is indebted to Advanced Plant Pharmaceuticals, Inc. for $50,732 for the technology rights as discussed in Note B to the Financial Statements. The advances are non-interest bearing and have no definitive repayment dates.

NOTE D - INCOME TAXES

           The Company has adopted Financial Accounting Statement SFAS No. 109, Accounting for Income Taxes. Under this method, the Company recognizes a deferred tax liability or asset for temporary differences between the tax basis of an asset or liability and the related amount reported on the financial statements. The principal types of differences, which are measured at the current tax rates, are net operating loss carry forwards. At December 31, 2004, these differences resulted in a deferred tax asset of approximately $2,100. SFAS No. 109 requires the establishment of a valuation allowance to reflect the likelihood of realization of deferred tax assets. Since realization is not assured, the Company has recorded a valuation allowance for the entire deferred tax asset, and the accompanying financial statements do not reflect any net asset for deferred taxes at December 31, 2004.

                         AKID CORPORATION AND SUBSIDIARY
                        (A DEVELOPMENT STAGE CORPORATION)



                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2004


NOTE D - INCOME TAXES (CONTINUED)

           The Company's net operating loss carry forwards amounted to approximately $14,000 at December 31, 2004, which will expire through 2024.

NOTE E - COMMITMENTS AND CONTINGENCIES


           In December 2004 and as amended in August 2005, the Company entered into five different employment contracts expiring between November 2006 and December 2006. The contracts call for salaries ranging between $1,100 and $4,000 per month. Two of the contracts call for a salary increase to $5,500 per month upon receipt of the first IND, and issuances of stock for the achievement of certain milestones.


NOTE F - STOCKHOLDERS' EQUITY


           As discussed in the Reverse Merger (see Note A to the Financial Statements), the exchange of Mazal shares for AKID, caused the Company to exceed the authorized shares. For Financial Statement purposes, the Financial Statements have been prepared as though they were issued.


NOTE G - SUBSEQUENT EVENTS

           In March 2005, the Company issued 50,000 shares of its common stock to an employee for achievements reached. The shares were valued at .0001 per share.

           In April 2005, the Company sold 50,000 shares of its common stock under a private placement at $0.40 per share.

           In April 2005, the Company issued 90,000 shares of its common stock to consultants for services rendered. The shares were valued at $0.065 per share and will be recorded as stock based compensation.

           In June 2005, the Company issued 3,800,000 shares of its common stock under a private placement. The shares were sold at $0.065 per share.

           In June 2005, the Company issued 1,600,000 shares of its common stock to consultants for services rendered in connection with the reverse merger. The shares have registration rights. The shares are being valued at $0.065 per share and will be recorded as stock based compensation.


           Office Leases

           In January 2005, the Company entered into a non written agreement to sub-lease office space in Israel, on a month to month basis, at a monthly rent of $1,000.

           In January 2005, the Company entered into a non written agreement to sub-lease office space in New York from an affiliated company, on a month to month basis, at a monthly rent of $750.

                         AKID CORPORATION AND SUBSIDIARY
                        (A Development Stage Corporation)

                           CONSOLIDATED BALANCE SHEETS

                                                              September 30, December 31,
                                                                  2005         2004
                                                              ------------- ------------
                                                              (unaudited)
                                                              -------------
                                     ASSETS
CURRENT ASSETS
   Cash                                                       $     300
   Due from affiliated company                                      440
   Prepaid consulting fees                                        5,000
                                                              ---------
         Total Current Assets                                     5,740

OTHER ASSETS - TECHNOLOGY RIGHTS                                 50,700    $  50,700
                                                              ---------    ---------
         Total Assets                                         $  56,440    $  50,700
                                                              =========    =========

                      LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
   Bank overdraft                                             $     458
   Advance from individual                                       51,625
   Loans from officers and directors                             18,550
   Due to affiliated company                                     50,732
   Accrued expenses                                              76,042          633
   Accrued salaries to officers and directors                    73,500       12,100
                                                              ---------    ---------
         Total Current Liabilities                              220,175       63,465

STOCKHOLDERS' DEFICIT
    Preferred stock, no par value; authorized
     5,000,000 shares; none issued and outstanding
   Common stock authorized 20,000,000
     shares; no par value; issued and outstanding
      20,000,000 shares                                         333,778        2,673
   Accumulated deficit                                         (497,513)     (15,438)
                                                              ---------    ---------
         Total Stockholders' Deficit                           (163,735)     (12,765)
                                                              ---------    ---------
         Total Liabilities and Stockholders' Deficit          $  56,440    $  50,700
                                                              =========    =========


                 See accompanying notes to financial statements.

                         AKID CORPORATION AND SUBSIDIARY
                        (A Development Stage Corporation)

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                  For the Period
                                   For the Three   For the Nine    May 18, 2004
                                   Months Ended    Months Ended   (Inception) to
                                   September 30,   September 30,   September 30,
                                       2005            2005             2005
                                   ------------    ------------    -------------
                                    (unaudited)     (unaudited)      (unaudited)
                                   ------------    ------------    -------------
COSTS AND EXPENSES
   Operating expenses              $    208,438    $    420,970    $    436,096
   Stock based compensation              55,250          61,105          61,417
                                   ------------    ------------    ------------
         Total Costs and Expenses       263,688         482,075         497,513
                                   ------------    ------------    ------------


NET LOSS                              $(263,688)   $   (482,075)   $   (497,513)
                                   ============    ============    ============

NET LOSS PER COMMON SHARE
   (BASIC AND DILUTED)
                                   $      (0.01)   $      (0.02)   $      (0.02)
                                   ============    ============    ============


WEIGHTED AVERAGE COMMON
   SHARES OUTSTANDING                31,538,587      31,477,223      31,401,728
                                   ============    ============    ============



Note: The Company had no operations for the three and nine months ended September 30, 2004.






















                 See accompanying notes to financial statements.

                         AKID CORPORATION AND SUBSIDIARY
                        (A Development Stage Corporation)

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                           For the Period
                                                             For the Nine   May 18, 2004
                                                             Months Ended  (Inception) to
                                                             September 30,  September 30,
                                                                  2005          2005
                                                             ------------- --------------
                                                              (Unaudited)   (Unaudited)
                                                             ------------- --------------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net loss                                                    $(482,075)   $(497,513)
   Adjustments to reconcile net loss to cash flows used
     in operating activities:
       Merger capitalization adjustment                            1,793
       Stock based compensation                                   61,105       61,417
       Increase in prepaid consulting fees                        (5,000)      (5,000)
       Due from affiliated company (net)                         (51,173)     (51,172)
       Increase in accrued expenses                               75,410       76,042
       Increase in accrued salaries to officer and directors      61,400       73,500
                                                               ---------    ---------
           Net Cash Flows Used in Operating Activities          (340,333)    (340,933)
                                                               ---------    ---------

CASH FLOWS FROM FINANCING ACTIVITIES
   Bank overdraft                                                    458          458
   Proceeds from the issuance of common stock                    270,000      270,000
   Loan from individual                                           51,625       51,625
   Loans from officer and directors                               18,550       18,550
                                                               ---------    ---------
           Net Cash Flows provided by Financing Activities       340,633      340,633
                                                               ---------    ---------

INCREASE IN CASH                                                     300          300


CASH, BEGINNING OF PERIOD
                                                               ---------    ---------

CASH, END OF PERIOD                                            $     300    $     300
                                                               =========    =========


SUPPLEMENTAL CASH FLOW INFORMATION:
   Amount due to Advanced Plant Pharmaceutical, Inc.
     for technology rights                                                  $  50,000
                                                                            =========

   Issuance of common stock for technology rights                           $     700
                                                                            =========







                 See accompanying notes to financial statements.

                         AKID CORPORATION AND SUBSIDIARY
                        (A Development Stage Corporation)

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT
         For the Period May 18, 2004 (Inception) to September 30, 2005


                                                                     Additional                       Total
-----------------------------------------------------------------------------------------------------------
                                               Common Stock           Paid in      Accumulated    Stockholders'
---------------------------------------------------------------------------------------------------------------
                                           Shares       Amount        Capital         Deficit        Deficit
-----------------------------------------------------------------------------------------------------------


Mazal Plant Pharmaceuticals, Inc.        10,130,000     $1,013                                   $    1,013
-----------------------------------------------------------------------------------------------------------
   Total Mazal Plant Pharmaceuticals,
      Inc. prior to reverse merger       10,130,000      1,013                                        1,013
-----------------------------------------------------------------------------------------------------------
Reverse Merger
   Merger with AKID Corporation
     Cancellation of Mazal Plant
     Pharmaceuticals, Inc. common
     stock                              (10,130,000)    (1,013)     $   1,013
-----------------------------------------------------------------------------
   Equity of AKID Corporation             1,230,000      2,673         25,840        $(28,513)
----------------------------------------------------------------------------------------------
   Issuance of 20,000,000 shares
     in exchange for 7,000,000 shares
     of Mazal                            20,000,000
---------------------------------------------------
   Issuance of 6,180,000 shares in
     exchange for 3,130,000 shares
     of Mazal                             6,180,000
   Capitalization of AKID net loss                                    (26,853)         26,853
---------------------------------------------------------------------------------------------
Net loss for the period May 18, 2004
   (inception) to December 31, 2004                                                   (13,778)     (13,778)
-----------------------------------------------------------------------------------------------------------
Balance, December 31, 2004               27,410,000      2,673                        (15,438)     (12,765)
-----------------------------------------------------------------------------------------------------------
   Issuance of 50,000 shares for
     services valued at $0.0001
     per share                               50,000          5                                           5
-----------------------------------------------------------------------------------------------------------
   Issuance of 50,000 shares in
     private placement at $0.40
     per share                               50,000     20,000                                      20,000
-----------------------------------------------------------------------------------------------------------
   Issuance of 90,000 shares for
     consulting services valued
     at $0.065 per share                     90,000      5,850                                       5,850
-----------------------------------------------------------------------------------------------------------
   Issuance of 3,800,000 shares
     in private placement at
     $0.0658 per share                    3,800,000    250,000                                     250,000
-----------------------------------------------------------------------------------------------------------
   Issuance of 850,000 shares for
     Consulting services valued
     At $0.065 per share                    850,000     55,250                                      55,250
-----------------------------------------------------------------------------------------------------------
Net loss for the nine months ended
   September 30, 2005                                                                (482,075)    (482,075)
-----------------------------------------------------------------------------------------------------------
Balance, September 30, 2005              32,250,000   $333,778                     $ (497,513)   $(163,735)
-----------------------------------------------------------------------------------------------------------



                 See accompanying notes to financial statements.

                         AKID CORPORATION AND SUBSIDIARY
                        (A Development Stage Corporation)


                          NOTES TO FINANCIAL STATEMENTS
                                   (Unaudited)


NOTE A - CONDENSED FINANCIAL STATEMENTS

           In the opinion of the Company, the accompanying unaudited condensed financial statements include all adjustments (consisting only of normal recurring accruals) which are necessary for a fair presentation of the results for the periods presented. Certain information and footnote disclosure, normally included in the financial statements prepared in accordance with generally accepted accounting principles, have been condensed and omitted. The results of operations for the three and nine months ended September 30, 2005 are not indicative of the results of operations for the year ended December 31, 2005. The condensed financial statements should be read in conjunction with the Company's financial statements included in its Form 8 K filed on September 16, 2005.

NOTE B - GOING CONCERN

           As shown in the accompanying financial statements, the Company has incurred net losses of $497,513 since inception and has a negative working capital of $214,435 at September 30, 2005. Management's plans include the raising of capital through the equity markets to fund future operations, seeking additional acquisitions, and the generating of revenue through its business. Failure to raise adequate capital and generate adequate sales revenues could result in the Company having to curtail or cease operations. Additionally, even if the Company does raise sufficient capital to support its operating expenses and generate adequate revenues, there can be no assurances that the revenue will be sufficient to enable it to develop business to a level where it will generate profits and cash flows from operations. These matters raise substantial doubt about the Company's ability to continue as a going concern. However, the accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE C - RELATED PARTY TRANSACTIONS


           The officers, which are shareholders of the Company, have employment contracts with the Company. For the nine months ended September 30, 2005, the officers were paid $148,850 and were owed $23,500.

           An affiliated company Advanced Plant Pharmaceuticals, Inc. (a major shareholder) originally transferred technology rights to the Company for $50,700. During the nine months ended September 30, 2005, the Company paid Advanced Plant Pharmaceuticals, Inc. $51,173. Advanced Plant Pharmaceuticals, Inc., additionally, charges the company $750 per month for rent.


NOTE D - LOAN FROM INDIVIDUAL

           The Company borrowed $101,625 from two individuals. One loan is non-interest bearing and one accrues interest at 10% per annum. The loans are unsecured with no specific repayment dates.

NOTE E - STOCKHOLDERS' EQUITY


           In March 2005, the Company authorized the issuance of 50,000 shares of its common stock to an employee for achievements reached. The shares were valued at $0.0001 per share. Accordingly, stock based compensation in the amount of $5 was recorded.

                         AKID CORPORATION AND SUBSIDIARY
                        (A Development Stage Corporation)

                          NOTES TO FINANCIAL STATEMENTS
                                   (Unaudited)

           In April 2005, the Company authorized the issuance of 90,000 shares of its common stock to consultants for services rendered. The shares were valued at $0.065 per share. Accordingly, stock based compensation in the amount of $5,850 was recorded.

           In April 2005, the Company authorized the issuance of 50,000 shares of its common stock under a private placement at $0.40 per share aggregating $20,000.

           In June 2005, the Company authorized the issuance of 3,800,000 shares of its common stock under a private placement at $0.658 per share aggregating $250,000.

           In September 2005, the Company authorized the issuance of 850,000 shares of its common stock to consultants at $0.065 per share. Accordingly, stock based compensation in the third quarter of 2005 was recorded amounting to $55,250.

           At September 30, 2005, the Company's authorized capital stock for issuances was 20,000,000 shares. Had all the shares authorized to be issued been issued, the Company would have exceeded it authorization by 12,250,000 shares. See Subsequent Events Note.





NOTE F - SUBSEQUENT EVENTS

           On October 31, 2005, a proxy statement was approved whereby the shareholders approved the following: (1) the reincorporation of the Company under the laws of the State of Nevada, (2) an increase in the authorized common stock from 20,000,000 to 100,000,000, (3) the authorization of a par value of $0.001 per share for common stock, and (4) the authorization of 1,000,000 shares of preferred stock at a par value of $0.001 per share. In November 2005, an Amended Certificate of Incorporation was filed.

           In October 2005, the Company received a stock subscription agreement from an individual to acquire 1,200,000 shares of common stock at $0.25 per share aggregating $300,000. The subscription is divided into two equal parts of $150,000 each conditional upon certain events. The first subscription is conditional upon the Company paying $5,000 to Fletcher Spaght Inc. pursuant to a previous agreement and continuing to make payments under such agreement, and paying $78,500 for commissions and legal fees in connection with the private placement. The second subscription is conditional upon the Company filing Form S-8, paying $10,000 to Fletcher Spaght Inc. and continuing to make payments under the agreement, and pay $19,500 in commissions and legal fees in connection with the private placement. The agreement also calls for the issuance of warrants to acquire 1,000,000 shares of common stock at an exercise price of $0.50 per share. The warrants will be issued in increments of 500,000 coinciding with the issuance of common stock pursuant to the completion of each of the subscriptions. The warrants will expire three years from the date of issuance.

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

Nevada law provides for discretionary indemnification made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made either: (i) by the stockholders;
(ii) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; (iii) if a majority vote of a quorum consisting of directors who were not parties to the actions, suit or proceeding so orders, by independent legal counsel in a written opinion; or (iv) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion. The Articles of Incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the actions, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions do not affect any right to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to Nevada law does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the Articles of Incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his or her official capacity or an action in another capacity while holding office, except that indemnification, unless ordered by a court or for the advancement of expenses, may not be made to or on behalf of any director or officer if his or her acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and were material to the cause of action. In addition, indemnification continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered hereby. All such expenses will be borne by the registrant; none shall be borne by any selling stockholders.


                                                         -----------------------
Securities and Exchange
Commission registration fee...........................   $
Legal fees and expenses (1)...........................                   32,000
Accounting fees and expenses (1)......................                    6,500
Printing expenses ....................................                    2,500
State and Federal taxes ..............................
Miscellaneous (1).....................................                    2,500
                                                         -----------------------
Total (1).............................................   $               43,500
                                                         =======================


(1) Estimated.

                     RECENT SALES OF UNREGISTERED SECURITIES


During the past three years, the Company has issued the following securities without registration under the Securities Act of 1933:


On June 6, 2005, upon the consummation of the transactions contemplated by the Share Exchange Agreement, we became contractually obligated to issue 20,000,000 shares of common stock to Advanced Plant Pharmaceuticals, Inc., a Delaware corporation. In consideration for such issuance, we acquired from Advanced Plant Pharmaceuticals, Inc. its entire ownership interest in 7,000,000 shares of the common stock of the Delaware Mazal, which represented 68.5% of the issued and outstanding shares of the Delaware Mazal. The shares were issued under Section 4(2) of the Securities Act of 1933, as amended, and/or Regulation D promulgated by the Securities and Exchange Commission.


On June 6, 2005, we issued to Ronnie Yacov 600,000 shares of our common stock, as consideration for his services to us. We granted to the consultant piggy-back registration rights with respect to 60,000 of his shares. The shares were issued under Section 4(2) of the Securities Act of 1933, as amended, and/or Regulation D promulgated by the Securities and Exchange Commission.

On December 7, 2005, we issued to each of James B. Wiegand and Max Gould 625,000 shares of our common stock, as consideration for their services to us. We granted to Mr. Wiegand and Mr. Gould piggy-back registration rights with respect to 50,000 of each of their shares. The shares were issued under Section 4(2) of the Securities Act of 1933, as amended, and/or Regulation D promulgated by the Securities and Exchange Commission.


On June 30, 2005, we issued to Malcolm Jennings 3,800,000 shares of our common stock. In consideration, Mr. Jenning's conveyed to us 1,900,000 shares of the Delaware Mazal that he previously owned. The shares were issued under Regulation S promulgated by the Securities and Exchange Commission.

On August 1, 2005, we authorized the issuance of and issued on January 5, 2006, 600,000 shares of our common stock to Dr. Mechael Kanovsky, the Chief Executive Officer and our sole director, in consideration for his services rendered to the Delaware Mazal, our subsidiary. The shares were authorized to be issued under
Section 4(2) of the Securities Act of 1933, as amended, and/or Regulation D promulgated by the Securities and Exchange Commission.

On August 1, 2005, we authorized the issuance of and issued on January 5, 2006, 1,800,000 shares of our common stock to Sam Berkowitz, our Secretary, in consideration for his services rendered to the Delaware Mazal, our subsidiary. The shares were authorized to be issued under Section 4(2) of the Securities Act of 1933, as amended, and/or Regulation D promulgated by the Securities and Exchange Commission.


On August 1, 2005, we authorized the issuance of 1,800,000 shares of our common stock to Chaim J. Lieberman in consideration for his services rendered to the Delaware Mazal, our subsidiary. The shares were authorized to be issued under
Section 4(2) of the Securities Act of 1933, as amended, and/or Regulation D promulgated by the Securities and Exchange Commission.

On August 1, 2005, we authorized the issuance and issued on January 5, 2006 1,800,000 shares of our common stock to David Lieberman in consideration for his services rendered to the Delaware Mazal, our subsidiary. The shares were issued under Section 4(2) of the Securities Act of 1933, as amended, and/or Regulation D promulgated by the Securities and Exchange Commission.

On August 1, 2005, we issued to Leonard Cohen 120,000 shares of our common stock. In consideration, Mr. Cohen conveyed to us 120,000 shares of the Delaware Mazal that he previously owned. We granted to Mr. Cohen piggy-back registration rights with respect to 60,000 of his shares, meaning that we must include such shares in a registration statement that it may file with the Securities and Exchange Commission. The shares were issued under Section 4(2) of the Securities Act of 1933, as amended, and/or Regulation D promulgated by the Securities and Exchange Commission. .


On August 1, 2005, we issued to Halcyon SA 50,000 shares of our common stock. In consideration, Halcyon SA conveyed to us 50,000 shares of the Delaware Mazal that it previously owned. The shares were issued under Regulation S promulgated by the Securities and Exchange Commission.


On September 13, 2005, we issued to Performance Profiler Quarterly, pursuant to a publication agreement, as a review fee 400,000 shares of our common stock in consideration for services rendered by it in connection with the preparation and publication of an article relating to us. The shares were issued under Section 4(2) of the Securities Act of 1933, as amended, and/or Regulation D promulgated by the Securities and Exchange Commission.

On September 26, 2005, we issued to Imperial Consulting Network 200,000 shares of our common stock for services rendered by it in connection with the preparation and publication of an article relating to us. The shares were issued under Section 4(2) of the Securities Act of 1933, as amended, and/or Regulation D promulgated by the Securities and Exchange Commission.

On September 26, 2005, we issued to Golden Key 200,000 shares of our common stock for services rendered by it in connection with the preparation and publication of an article relating to us. The shares were issued under Section 4(2) of the Securities Act of 1933, as amended, and/or Regulation D promulgated by the Securities and Exchange Commission.

On October 31, 2005, we issued to Mr. Luc Verelest 1,200,000 shares of our common stock and warrants to purchase 1,000,000 shares of our common stock at an exercise price of $0.50 in consideration for $300,000. The shares were issued under Regulation S promulgated by the Securities and Exchange Commission.

On November 15, 2005, we issued to Yosef Tzairi 800,000 shares of our common stock for services provided to us. The shares were issued under Section 4(2) of the Securities Act of 1933, as amended, and/or Regulation D promulgated by the Securities and Exchange Commission.

On December 7, 2005, we issued to Corporate Management Services 250,000 shares of our common stock for services provided to us. The shares were issued under
Section 4(2) of the Securities Act of 1933, as amended, and/or Regulation D promulgated by the Securities and Exchange Commission.

On December 19, 2005, we issued to Simcha Edell , our Chief Financial Officer, 75,000 shares of our common stock for services provided to us. The shares were issued under Section 4(2) of the Securities Act of 1933, as amended, and/or Regulation D promulgated by the Securities and Exchange Commission.

On December 19, 2005, we issued to Mechael Kanovsky 100,000 shares of our common stock for services provided to us. The shares were issued under Section 4(2) of the Securities Act of 1933, as amended, and/or Regulation D promulgated by the Securities and Exchange Commission.

On December 19, 2005, we issued to Bernard Harris 40,000 shares of our common stock for services provided to us. The shares were issued under Section 4(2) of the Securities Act of 1933, as amended, and/or Regulation D promulgated by the Securities and Exchange Commission.

On December 19, 2005, we issued to Malcolm Jennings 500,000 shares of our common stock pursuant to a Share Exchange Agreement, dated July 2005. The shares were issued under Regulation S promulgated by the Securities and Exchange Commission.

On December 19, 2005, we issued to Leonard Cohen 120,000 shares of our common stock pursuant to a Share Exchange Agreement, dated July 2005. The shares were issued under Regulation S promulgated by the Securities and Exchange Commission.

On January 25, 2006, we issued 100,000 shares of our common stock to Dr. Mechael Kanovsky as a performance bonus. The shares were authorized to be issued under
Section 4(2) of the Securities Act of 1933, as amended, and/or Regulation D promulgated by the Securities and Exchange Commission.

On January 25, 2006, we issued 500,000 shares of our common stock to Chaim J. Lieberman. The shares were authorized to be issued under Section 4(2) of the Securities Act of 1933, as amended, and/or Regulation D promulgated by the Securities and Exchange Commission.

In February 2006, we issued to Mr. Malcolm Jennings 200,000 shares of our common stock in consideration for $50,000. The shares were issued under Regulation S promulgated by the Securities and Exchange Commission.


                        EXHIBITS AND FINANCIAL STATEMENTS

(a) Exhibits:

The following exhibits are filed as part of this registration statement:


 EXHIBIT
 NUMBER            DESCRIPTION                         WHERE FOUND
 -------           -----------                         -----------
 3.1     Articles of Incorporation                  Provided herewith.
 3.2     By-Laws                                    Provided herewith.
 4.1     Warrant                                    Provided herewith.
 5.1 Opinion regarding the legality of the Provided herewith. securities being registered

10.1     Share Exchange Agreement, dated May        Previously filed with our
         2005, among  the Company, Advanced         Current Report on Form 8-K,
         Plant  Pharmaceuticals,  Inc., and         dated June 6, 2005, filed
         James B. Wiegand                           with the SEC on June 9, 2005
                                                    and incorporated herein by
                                                    reference.
10.2     Employment  Agreement,  dated              Previously filed with our
         December 10, 2004,  as amended on          Annual Report on Form 10-KSB
         August 1, 2005, among Mechael              for the fiscal year ended
         Kanovsky,  the Company, and Delaware       April 30, 2005, filed with
         Mazal                                      the SEC on August 11, 2005
                                                    and incorporated herein by
                                                    reference.
10.3     Employment  Agreement, dated               Previously filed with our
         December 10, 2004,  as amended on          Annual Report on Form 10-KSB
         August 1, 2005, among Sam                  for the fiscal year ended
         Berkowitz,  the  Company,  and             April 30, 2005, filed with
         Delaware Mazal                             the SEC on August 11, 2005
                                                    and incorporated herein by
                                                    reference.

10.4     Employment  Agreement, dated               Provided herewith.
         December 10, 2004,  as amended on
         August 1, 2005, among Chaim J.
         Lieberman,  the  Company,  and
         Delaware Mazal
10.5     Employment  Agreement, dated               Provided herewith.
         December 10, 2004,  as amended on
         August 1, 2005, among David
         Lieberman,  the  Company,  and
         Delaware Mazal
10.6     Subscription Agreement, dated  June        Provided herewith.
         30, 2005, between the Company and
         Malcolm Jennings
10.7     Subscription Agreement, dated  April       Provided herewith.
         11, 2005, between the Company and
         Leonard Cohen
10.8     Subscription Agreement, dated  April       Provided herewith.
         11, 2005, between the Company and
         Halcyon SA
10.9     Letter Agreement, dated May 11, 2005,      Previously filed with our
         between Delaware Mazal and                 Current Report on Form
         Corporate Management                       8-K, dated June 6, 2005,
         Services, Inc.                             filed with the SEC on June 9
                                                    , 2005 and incorporated
                                                    herein by reference.
10.10    Lock Up Letters, dated May 2005,           Previously filed with our
         issued by Corporate Management             Current Report on Form 8-K,
         Services, Inc., James B. Wiegand, and      dated June 6, 2005, filed
         Max Gould                                  with the SEC on June 9, 2005
                                                    and incorporated herein by
                                                    reference.

16.1     Letter on change in certifying             Previously filed with our
         accountant                                 Current Report on Form 8-K,
                                                    dated August 12, 2005, filed
                                                    with the SEC on August 12,
                                                    2005 and incorporated herein
                                                    by reference.

21.1     Subsidiaries                               Provided herewith.
23.1     Consent of Meyler & Co.                    Provided herewith.
23.2     Consent of Steve Kronengold, Esq           Provided herewith
         (included in Exhibit 5.1).


                                  UNDERTAKINGS


(A) The undersigned Registrant hereby undertakes:


      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:



            (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 ("Act");

            (ii) Reflect in the prospectus any facts or events arising after the Registeration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and


            (iii) Include any material information or changed material information on the plan of distribution.


      (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the end of the offering.



(B) Undertaking Required by Regulation S-B, Item 512(e).

      Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel that the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the _rd day of April, 2006.


MAZAL PLANT PHARMACEUTICALS, INC.


         /s/Mechael Kanovsky
         -------------------
         Mechael Kanovsky
         Director and
         -------------------
         Chief Executive Officer
         (principal executive officer)


                                POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mechael Kanovsky and Sam Berkowitz, and each or either of them, his or her true and lawful attorneys-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement and to sign a registration statement pursuant to Section 462(b) of the Securities Act of 1933, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


    SIGNATURE                           TITLE                         DATE


/s/Mechael Kanovsky        Chief Executive Officer  and          April 11, 2006
-------------------
Mechael Kanovsky           Director
                           (principal executive officer and
                           principal financial and accounting
                           officer)


/s/Sam Berkowitz           Secretary                             April 11, 2006
-------------------
Sam Berkowitz



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